Exhibit 10.1

VENTURE FORMATION AND CONTRIBUTION AGREEMENT

By and Between

CNL INCOME PARTNERS, LP,

a Delaware limited partnership,

- and -

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC,

a Delaware limited liability company

- and –

GREAT BEAR LODGE OF SANDUSKY, LLC,

a Delaware limited liability company

- and –

GREAT WOLF RESORTS, INC.,

a Delaware corporation

October 3, 2005

TABLE OF CONTENTS

1.	Recitals.	2

2.	Definitions.	2

3.	Contribution to the Partnership.	14

4.	Contribution Value of the Property.	14

5.	Conditions Precedent.	15

6.	Requirements Upon Satisfaction of Closing Conditions.	17

7.	CNL Due Diligence with Respect to Contributed Hotels.	17

8.	Representations and Warranties.	21

9.	Covenants of Wolf.	28

10.	Closing.	31

11.	Prorations and Expenses.	35

12.	Default; Remedies.	38

13.	Dells Hotel Development.	39

14.	Liquor Licenses.	40

15.	Condemnation/Casualty.	41

16.	Assignability.	41

17.	Brokers.	42

18.	Miscellaneous.	42

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SCHEDULE OF EXHIBITS

Exhibit “A-1”	Dells Land

Exhibit “A-2”	Sandusky Land

Exhibit “B”	Partnership Agreement

Exhibit “C”	Assignment and Assumption of Condominium Documents

Exhibit “D”	Assignment and Assumption of Declaration of Easements and Covenant to Share Costs for Great Wolf Lodge

Exhibit “E”	Assignment and Assumption of Great Wolf Lodge Condominium Management Agreement

Exhibit “F”	Assignment and Assumption of Intangible Property

Exhibit “G”	Assignment and Assumption of Operating Agreements

Exhibit “H”	Assignment and Assumption of Rental Management Agreements

Exhibit “I”	Assignment of Partnership Interests – Joint Venture Entity

Exhibit “J”	Assignment of Partnership Interests – Tenants

Exhibit “K”	Bills of Sale

Exhibit “L”	Closing Certificate

Exhibit “M”	Development Agreement

Exhibit “N”	Interim Beverage Facilities Management Agreement

Exhibit “O”	Intentionally Omitted

Exhibit “P”	Intentionally Omitted

Exhibit “Q”	Intentionally Omitted

Exhibit “R”	Operating Agreements

Exhibit “S”	Exclusions from Personal Property

Exhibit “T”	Rental Management Agreements

Exhibit “U”	Condominium Project Land

Exhibit “V”	Tall Pines Enforcement Agreement

Exhibit “W”	Schedule of Unresolved Due Diligence Items

Exhibit “X”	Dells Construction Documents

Exhibit “Y”	Tall Pines Agreement

ii

VENTURE FORMATION AND CONTRIBUTION AGREEMENT

THIS VENTURE FORMATION AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 3rd day of October, 2005 (the “Effective Date”), by and among CNL INCOME PARTNERS, LP, a Delaware limited partnership (“CNL”), GREAT BEAR LODGE OF WISCONSIN DELLS, LLC, a Delaware limited liability company (“Wolf Dells”), GREAT BEAR LODGE OF SANDUSKY, LLC, a Delaware limited liability company (“Wolf Sandusky”), and GREAT WOLF RESORTS, INC., a Delaware corporation (“Wolf Parent”) (Wolf Dells, Wolf Sandusky and Wolf Parent are at times hereinafter referred to collectively as “Wolf”).

R E C I T A L S:

A. Wolf Dells is the fee simple owner of that certain real property more particularly described on Exhibit “A-1” attached hereto (together with all easements, rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining to any of the said real property, the “Dells Land”) and all fixtures, buildings, structures, parking areas, and other improvements presently located upon the Dells Land, including, without limitation, a three hundred nine (309) room hotel, an approximately thirty-eight thousand (38,000) square foot indoor water-park component, an approximately ten thousand (10,000) square foot outdoor water-park component, a Wiley’s Woods component, an arcade and all restaurant, bar, gift shop, casual dining and spa facilities located thereon (the “Dells Improvements”), located in Sauk County, Wisconsin, and commonly referred to as the “Great Wolf Lodge-Wisconsin Dells.” The Dells Land and the Dells Improvements are sometimes collectively referred to herein as the “Dells Hotel.” Wolf Dells is also the fee simple owner of the Commercial Condominium Unit (as herein defined).

B. Wolf Sandusky is the fee simple owner of that certain real property more particularly described on Exhibit “A-2” attached hereto (together with all easements, rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining to any of the said real property, the “Sandusky Land”) and all fixtures, buildings, structures, parking areas, and other improvements presently located upon the Sandusky Land, including, without limitation, a two hundred seventy-one (271) room hotel, an approximately thirty-four thousand (34,000) square foot indoor water-park component and an approximately five thousand (5,000) square foot outdoor water-park component, an arcade and all restaurant, bar, gift shop and casual dining facilities located thereon (the “Sandusky Improvements”), located in Erie County, Ohio, and commonly referred to as the “Great Wolf Lodge-Sandusky.” The Sandusky Land and the Sandusky Improvements are sometimes collectively referred to herein as the “Sandusky Hotel.” The Dells Hotel and the Sandusky Hotel are sometimes collectively referred to herein as the “Contributed Hotels.”

C. CNL and Wolf Parent intend to joint venture for the purposes (the “Business Purposes”) of jointly owning, operating, marketing and leasing the Contributed Hotels through the Partnership (as defined herein).

D. In accordance with and conditioned upon the terms and provisions of this Agreement, (i) Wolf Parent shall cause the formation by certain of its Affiliates of a limited liability limited partnership known as CNL Income GW Partnership, LLLP, a Delaware limited liability limited partnership (the “Partnership”), for the Business Purposes, (ii) Wolf Parent shall cause certain of its Affiliates to execute and enter into a limited liability limited partnership agreement for the Partnership, (iii) Wolf Parent shall cause the contribution of each of the Contributed Hotels in fee simple to two (2) separate single-purpose entities which shall be wholly-owned subsidiaries of the Partnership (individually, an “SPE Owner” or collectively as the “SPE Owners”), (iv) Wolf Parent shall cause the contribution of the Personal Property (as defined herein) to the applicable SPE Owners or Tenants (as defined herein), as applicable; (v) Wolf Parent shall cause the contribution of the Commercial Condominium Unit in fee simple to the applicable SPE Owner, (vi) Wolf Parent shall sell or cause to be sold to CNL or its designated affiliates the general partner interest and a portion of the limited partner interest in the Partnership and the general partner interests in the Tenants; and (vii) CNL and Wolf shall cause the execution of that certain Amended and Restated Limited Liability Limited Partnership Agreement of CNL Income GW Partnership, LLLP, in the form attached hereto as Exhibit “B” (the “Partnership Agreement”).

E. Pursuant to the Partnership Agreement, CNL shall initially own, directly or through its wholly-owned subsidiary Affiliates, no less than, but at CNL’s election greater than, fifty-one percent (51%) (but in no event greater than seventy percent (70%)) of the aggregate limited and general partner interest in the Partnership and Wolf shall initially own, directly or through its wholly-owned subsidiary Affiliates, no greater than, but at CNL’s election, less than forty-nine percent (49%) (but in no event less than thirty percent (30%)) of the limited partnership interests in the Partnership, and CNL shall initially own, directly or through its wholly-owned subsidiary Affiliates, no less than, but at CNL’s election greater than, fifty-one percent (51%) (but in no event greater than seventy percent (70%)) of the aggregate limited and general partnership interests in the Tenants and Wolf shall initially own, directly or through its wholly-owned subsidiary Affiliates, no greater than, but at CNL’s election, less than forty-nine percent (49%) (but in no event less than thirty percent (30%)) of the limited partner interests in the Tenants.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein as if repeated at length.

2. Definitions.

(a) “Affiliate” shall mean any Person owned by, under common control with or controlled, directly or indirectly, by another Person. For the purposes of this

Agreement, an “Affiliate” shall also mean and include a parent Entity, or the Person which has a Controlling Interest in (directly or indirectly) another Person. The plural of Affiliate is “Affiliates”.

(b) “Agreement” shall have the meaning ascribed to it in the first paragraph of this agreement.

(c) “Assignment and Assumption of Condominium Documents” shall mean an assignment and assumption of the Condominium Documents in the form attached hereto as Exhibit “C” and by this reference incorporated herein, pursuant to which Wolf Dells shall assign and transfer to either or several of the Partnership, the applicable Tenant or other designee of the Partnership, all of Wolf Dell’s right, title and interest in and to, and the Partnership, the applicable Tenant or designee, shall be entitled to all of Wolf Dells’ rights and benefits (including without limitation, all rights as Declarant thereunder) and assume all of Wolf Dell’s obligations and liabilities with respect to the Condominium Documents first accruing from and after Closing.

(d) “Assignment and Assumption of Declaration of Easements and Covenant to Share Costs for Great Wolf Lodge” shall mean an assignment and assumption of the Declaration of Easements and Covenant to Share Costs for Great Wolf Lodge in the form attached hereto as Exhibit “D” and by this reference incorporated herein, pursuant to which Wolf Dells shall assign and transfer to either the Partnership, the applicable SPE Owner or the applicable Tenant or other designee of the Partnership, all of Wolf Dell’s right, title and interest in and to, and the Partnership, the SPE Owner or applicable Tenant or designee, shall be entitled to all of Wolf Dells’ rights and benefits (including without limitation, all rights as Declarant thereunder) and assume all of Wolf Dell’s obligations and liabilities first accruing from and after Closing with respect to the Declaration of Easements and Covenant to Share Costs for Great Wolf Lodge.

(e) “Assignment and Assumption of Great Wolf Lodge Condominium Management Agreement” shall mean an assignment and assumption of the Great Wolf Lodge Condominium Management Agreement in the form attached hereto as Exhibit “E” and by this reference incorporated herein, pursuant to which Wolf Dells shall assign and transfer to either the Partnership, the applicable SPE Owner or the applicable Tenant or other designee of the Partnership, all of Wolf Dell’s right, title and interest in and to, and the Partnership, the SPE Owner or applicable Tenant or designee, shall be entitled to all of Wolf Dells’ rights and benefits and assume all of Wolf Dell’s obligations and liabilities first accruing from and after Closing with respect to the Great Wolf Lodge Condominium Management Agreement.

(f) “Assignment and Assumption of Intangible Property” shall mean an assignment and assumption of the Intangible Property in the form attached hereto as Exhibit “F” and by this reference incorporated herein, pursuant to which Wolf shall assign and transfer to either or several of the Partnership, the applicable SPE Owner, the applicable Tenant (with respect to, without limitation, Intangible Property which relates to Personal Property of which the applicable Tenants will be the owner as of Closing) or other designee of the Partnership, all of Wolf’s right, title and interest in and to, and the

Partnership, the applicable SPE Owner, the applicable Tenant or designee, shall be entitled to all of Wolf’s rights and benefits and assume all of Wolf’s obligations and liabilities first accruing from and after Closing with respect to the Intangible Property, to the extent that such assignments are legally and contractually permitted.

(g) “Assignment and Assumption of Operating Agreements” shall mean an assignment and assumption of the Operating Agreements in the form attached hereto as Exhibit “G” and by this reference incorporated herein, pursuant to which Wolf shall assign and transfer to either or several of the Partnership, the applicable Tenant or other designee of the Partnership, all of Wolf’s right, title and interest in and to, and the Partnership, the applicable Tenant or designee, shall be entitled to all of Wolf’s rights and benefits and assume all of Wolf’s obligations and liabilities with respect to, the Operating Agreements first accruing from and after Closing.

(h) “Assignment and Assumption of Rental Management Agreements” shall mean the assignment and assumption of the Rental Management Agreements in the form attached hereto as Exhibit “H” and by this reference incorporated herein, pursuant to which Wolf shall assign and transfer to the applicable Tenant, all of Wolf’s right, title and interest in and to, the Rental Management Agreements, and the applicable Tenant, shall be entitled to all of Wolf’s rights and benefits and assume all of Wolf’s obligations and liabilities with respect to the Rental Management Agreements first accruing from and after Closing, to the extent that such assignments are legally and contractually permitted.

(i) “Assignment of Partnership Interests – Joint Venture Entity” shall mean the assignment of partnership interests in the form attached hereto as Exhibit “I” and by this reference incorporated herein, pursuant to which Wolf shall assign and transfer or cause to be assigned and transferred to the CNL Partner(s) all of Wolf’s or Wolf’s Affiliates’ right, title and interest in and to general and limited partner interests in the Partnership in accordance with this Agreement.

(j) “Assignment of Partnership Interests – Tenants” shall mean the assignments of partnership interests in the form attached hereto as Exhibit “J” and by this reference incorporated herein, pursuant to which Wolf shall assign and transfer or cause to be assigned and transferred to an Affiliate the CNL Partner(s) all of Wolf’s or Wolf’s Affiliates’ right, title and interest in and to general partner interests in the Tenants in accordance with this Agreement.

(k) “Bankruptcy Code” shall have the meaning ascribed to such term in Section 8(a)(v).

(l) “Bills of Sale” shall mean one or more special warranty bills of sale in the form attached hereto as Exhibit “K” and by this reference incorporated herein, pursuant to which Wolf shall transfer and convey to the Partnership, or the applicable Tenant, the Personal Property.

(m) “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Florida or the State of Wisconsin are authorized by law or executive action to close.

(n) “Business Purpose” shall have the meaning ascribed to it in Recital C of this Agreement.

(o) “Closing” shall mean the consummation of the transactions contemplated by this Agreement which shall occur on the Closing Date.

(p) “Closing Certificate” shall mean that certain certificate in the form attached hereto as Exhibit “L” and by this reference incorporated herein, pursuant to which CNL or Wolf, as applicable, shall confirm the accuracy of the representations and warranties set forth herein as of the Closing Date.

(q) “Closing Conditions” shall have the meaning ascribed to it in Section 5 of this Agreement.

(r) “Closing Date” shall mean the Initial Anticipated Closing Date or, upon the exercise by CNL of its rights pursuant to Section 10(a) hereof, the Outside Closing Date (as the same may be extended by Wolf by the exercise of its extension rights hereunder) or such later or earlier date agreed to by CNL and Wolf.

(s) “Closing Escrow” shall have the meaning ascribed to it in Section 10(b) of this Agreement.

(t) “Closing Statement” shall have the meaning ascribed to it in Section 11(a) of this Agreement.

(u) “CNL” shall have the meaning ascribed to it in the first paragraph of this Agreement.

(v) “CNL’s Closing Conditions” shall have the meaning ascribed to it in Section 5(a) of this Agreement.

(w) “CNL Closing Condition Failure” shall have the meaning ascribed to it in Section 5(b) of this Agreement.

(x) “CNL Partner(s)” shall have the meaning ascribed to it in Section 6 of this Agreement.

(y) “Commercial Condominium Unit” shall have the meaning ascribed to it in the Condominium Documents.

(z) “Condominium Documents” shall mean that certain Declaration of Condominium for Great Wolf Lodge dated as of December 21, 2004 and recorded on June 14, 2005 as Document No. 874991 in the public records of Sauk County, Wisconsin (including all exhibits thereto).

(aa) “Contribution Value” shall mean the value of the Property, or any portion thereof as the context required, as of the Closing Date as set forth in Section 4 below.

(bb) “Controlling Interest” shall mean (a) as to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the Entity (through ownership of such shares or by contract), and (b) as to an Entity not a corporation, the possession directly, or indirectly, of the power to direct or cause the direction of the management or policies of the Entity.

(cc) “Cure Period” shall have the meaning ascribed to it in Section 7(b) of this Agreement.

(dd) “Declaration of Easements and Covenant to Share Costs for Great Wolf Lodge” shall mean that certain Declaration of Easements and Covenant to Share Costs for Great Wolf Lodge dated December 21, 2004, and recorded on January 5, 2005 as Document No. 856670 in the public records of Sauk County, Wisconsin (including all exhibits thereto).

(ee) “Deeds” shall mean the deed pursuant to which Wolf Dells shall convey to the applicable SPE Owner all of Wolf Dells’ right, title and interest in and to the Dells Hotel free of liens and encumbrances except the Permitted Exceptions, the deed pursuant to which Wolf Sandusky shall convey to the applicable SPE Owner all of Wolf Sandusky’s right, title and interest in and to the Sandusky Hotel free of liens and encumbrances except the Permitted Exceptions, and the deed pursuant to which Wolf Dells shall convey to the applicable SPE Owner all of Wolf Dells’ right, title and interest in and to the Commercial Unit (as such term is defined in the Condominium Documents) free of liens and encumbrances except the Permitted Exceptions, Such Deeds shall be by special warranty deeds in the form as is customary for commercial transactions in Wisconsin and Ohio respectively.

(ff) “Default” shall have the meaning ascribed to it in Section 12 of this Agreement.

(gg) “Defaulting Party” shall have the meaning ascribed to it in Section 12 of this Agreement.

(hh) “Dells Attraction Addition” shall have the meaning ascribed to it in Section 13(a) of this Agreement.

(ii) “Dells Construction Documents” shall mean all of those contracts, agreements, performance bonds, warranties and other documents relating to the construction of the Dells Attraction Addition.

(jj) “Dells Hotel” shall have the meaning ascribed to it in Recital A of this Agreement.

(kk) “Dells Improvements” shall have the meaning ascribed to it in Recital A of this Agreement.

(ll) “Dells Land” shall have the meaning ascribed to it in Recital A of this Agreement.

(mm) “Development Agreement” shall mean that certain agreement to be entered into by and between the applicable SPE Owner and Wolf Dells at Closing pursuant to which Wolf Dells will manage, and escrow funds for, the completion of the construction of the Dells Attraction Addition (as defined in Section 13(a) hereof). The Development Agreement shall be in the form attached hereto as Exhibit “M” attached hereto and by this reference incorporated herein.

(nn) “Effective Date” shall have the meaning ascribed to it in the first paragraph of this Agreement.

(oo) “Entity” shall mean any corporation, general or limited partnership, limited liability company, partnership, stock company or association, joint venture, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other legally existing entity.

(pp) “Environmental Law” shall mean any and all laws of a Governmental Authority: (i) applicable to the Property or any portion thereof; and, (ii) which relate to the protection of the environment, resource conservation, air contamination, water and/or groundwater contamination, soil or sediment contamination, Hazardous Substances, solid or hazardous wastes or residues, or occupational safety and health (to the extent relating to Hazardous Substances), as such Environmental Laws may be amended from time to time, including, without limitation, the Comprehensive Environmental, Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act the Solid Waste Disposal Act, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, the Toxic Substances Control Act, the Federal Clean Air Act, the Federal Clean Water Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Federal Insecticide, Fungicide, and Rodenticide Act, the Atomic Energy Act of 1954, and the Energy Reorganization Act, the Oil Pollution Act of 1990.

(qq) “Environmental Matters” shall mean the presence of any Hazardous Substance in the soil, groundwater, surface water, sediment, or air at levels that exceed applicable standards or criteria and that require Remediation under any applicable Environmental Law.

(rr) “Environmental Defect” shall have the meaning ascribed to it in Section 7(d)(i) of this Agreement.

(ss) “Environmental Notice” shall have the meaning ascribed to it in Section 7(d)(i) of this Agreement.

(tt) “Environmental Reports” shall have the meaning ascribed to it in Section 7(d)(i) of this Agreement.

(uu) “Escrow Agent” shall mean Title Company acting in its capacity as an escrow agent pursuant to the terms hereof.

(vv) “Existing Title Policies” shall have the meaning ascribed to it in Section 7(b) of this Agreement.

(ww) “Force Majeure Event” shall mean any circumstance caused by any of the following: strikes; lockouts; acts of God; civil commotion; fire or other casualty; acts of terrorism; governmental action (including renovation or refusal to grant any required license or permit where such revocation or refusal is not due to the fault of the party affected thereby); or other cause or circumstance which is not in the reasonable control of the party asserting the existence of such cause or circumstance.

(xx) “Governmental Authority” shall mean any federal, state, or local governmental or quasi-governmental entity or authority, including, without limitation, any department, commission, board, bureau, agency, court or instrumentality thereof, in each case having jurisdiction, control, or authority over, or in connection with, the present or future use or development of any of the Contributed Hotels, or any portion thereof, including, without limitation, EPA and DEP.

(yy) “Great Wolf Lodge Condominium Management Agreement” shall mean that certain Great Wolf Lodge Condominium Management Agreement by and between Great Wolf Lodge Condominium Association, Inc. and Wolf Dells dated as of December 20th, 2004.

(zz) “Hazardous Substance” shall mean materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (iii) any other Environmental Law.

(aaa) “House Funds” shall mean cash on hand at or for the Contributed Hotels, including, without limitation, petty cash funds and cashiers’ banks.

(bbb) “Initial Anticipated Closing Date” shall mean October 11, 2005.

(ccc) “Inspection Period” shall have the meaning ascribed to it in Section 7(a) of this Agreement.

(ddd) “Intangible Property” shall mean all of Wolf’s right, title and interest in and to all intangible property in the possession or control of Wolf and used in connection with the Contributed Hotels, including without limitation, all licenses and permits (but specifically excluding any and all licenses and permits to sell alcohol and all intangible property to be licensed to the Partnership, SPE Owners and/or Tenants pursuant to the License Agreements, as hereinafter defined), approvals, authorizations and other entitlements, all guaranties and warranties related to the Contributed Hotels or the construction, fabrication or maintenance thereof, all plans and specifications relating to the improvements relating thereto and any landscaping, all tradenames, logos, telephone numbers, websites and domains (including access to FTP file content) and signage rights used by Wolf in connection with the operation of the Contributed Hotels, and all books, records, reports, test results, environmental assessments, surveys and other documents and materials related to Wolf’s operation of the Contributed Hotels and Wolf’s construction, maintenance and repair of the Property.

(eee) “Interim Beverage Facilities Management Agreement” shall mean the agreement in the form attached hereto as Exhibit “N” pursuant to which Wolf Dells and Wolf Sandusky will manage the alcoholic beverage facilities at the Dells Hotel and Sandusky Hotel, respectively, on an interim basis.

(fff) “Inventory” shall mean all inventory located at the Contributed Hotels, including without limitation, the Operating Supplies, all food and beverages (other than unopened inventory and subject to any legal restrictions pertaining to the sale or transfer of alcoholic beverages), engineering, maintenance and housekeeping supplies, including soap and cleaning material and fuel, stationery and printing items and supplies, other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Contributed Hotels, together with any additions thereto prior to the Closing Date and subject to depletion, resupply, substitution, replacement and disposition in the ordinary course of business.

(ggg) “Knowledge” shall mean, (i) with respect to Wolf, the actual knowledge of Hernan Martinez, Michael Schroeder, Joe Walsh, Arif Qureshi and Kim Schaefer as of the date of this Agreement, and (ii) with respect to CNL, the actual knowledge of Charlie Muller, Tammie Quinlan, Bob Yow, Matt Ragsdale and Dawn Worth as of the date of this Agreement.

(hhh) “Leases” shall mean those certain lease agreements to be entered into at Closing by and between each SPE Owner and wholly-owned subsidiary Affiliates of the Partnership (which shall be taxable REIT subsidiaries) for each of the Contributed Hotels (individually a “Tenant,” or collectively, the “Tenants”). The Leases shall be in substantially the form negotiated by the parties as of the date hereof.

(iii) “License Agreements” shall mean those certain license agreements to be entered into at Closing by and between Great Lakes Services, LLC, an Affiliate of Wolf, and the applicable Tenant for each of the Contributed Hotels for the purpose of licensing to Tenants the right to use the name “Great Wolf Hotel” in connection with the operation of the Contributed Hotels. The License Agreements shall be in substantially the form negotiated by the parties as of the date hereof.

(jjj) “Liquor Licenses” shall have the meaning ascribed to it in Section 14 of this Agreement.

(kkk) “Management Agreements” shall mean those certain management agreements to be entered into at Closing by and between Great Lakes Services, LLC, an Affiliate of Wolf, and the applicable Tenant for each of the Contributed Hotels. The Management Agreements shall be in substantially the form negotiated by the parties as of the date hereof.

(lll) “Managers” shall have the meaning ascribed to it in Section 14 of this Agreement.

(mmm) “Non-Defaulting Party” shall have the meaning ascribed to it in Section 12 of this Agreement.

(nnn) “Operating Agreements” shall mean all contracts, agreements, leases (including, but not limited to, commercial leases and equipment leases), maintenance agreements and service contracts, to which Wolf is a party, which are in effect on the Closing Date and which relate to the ownership and/or operation of the Contributed Hotels, including, without limitation, any such agreements as are listed in Exhibit “R” annexed to this Agreement and incorporated herein by this reference, but excluding the Rental Management Agreements and such other agreements as are acceptable to or rejected by the Tenants.

(ooo) “Operating Supplies” shall mean any and all operating supplies, whether consumables or non-consumables, used or consumed in the ordinary course of business at the Contributed Hotels and owned by Wolf, including without limitation, paper products, soap, cleaning supplies, food, and alcoholic and non-alcoholic beverages.

(ppp) “Operations Settlement” shall mean a final accounting prepared by Wolf’s and CNL’s accountants in the period between eight o’clock p.m. (local time) on the day prior to the Closing Date and eight o’clock a.m. (local time) on the Closing Date, the results of which shall be incorporated into the closing statement.

(qqq) “Other Revenues” shall mean all revenues earned by Wolf from the operation of the Contributed Hotels other than Room Revenues, including, without limitation, revenues from the sale of food, the sale of alcoholic and nonalcoholic beverages, rental of meeting and banquet rooms, arcade revenues, revenues from Wiley’s Woods, telephone sales, pay television sales, valet and parking services, spa lease rent, gift shop revenues and other similar revenues, together with any sales tax or other taxes thereon.

(rrr) “Outside Closing Date” shall mean December 31, 2005 or such other date as mutually agreed to in writing by the parties hereto.

(sss) “Partnership” shall have the meaning ascribed to it in Recital D of this Agreement.

(ttt) “Partnership Agreement” shall have the meaning ascribed to it in Recital D of this Agreement.

(uuu) “Permitted Exceptions” shall mean any and all (i) restrictions, easements, reservations, covenants and other matters set forth as exceptions to title in the Title Commitments (but not including Title Defects cured pursuant to Article 7 hereof) and zoning and land use ordinances and laws of any Governmental Authority (except for monetary liens, mortgages and encumbrances which shall be paid by Wolf prior to Closing and other matters to be cured by Wolf pursuant to this Agreement); (ii) general taxes and assessments for the year of the Closing and thereafter, and special taxes and assessments first becoming due and payable after the Closing Date; (iii) matters disclosed or indicated by or shown on a Survey or any update thereto which are acceptable to the Partnership and SPE Owners; (iv) leases and tenancies in writing for any areas of the Contributed Hotels which are to be assumed by the Partnership; and (v) liens, mortgages and encumbrances created by the Partnership.

(vvv) “Personal Property” shall mean all furniture, furnishings, fixtures, equipment, vehicles, machinery, appliances, dishes, utensils, cookware, materials, Inventory and other personal property, located at the Contributed Hotels, owned by Wolf or any Affiliate thereof, and used in connection with the operation of the Contributed Hotels, but specifically excluding any such items leased by Wolf or any of its Affiliates from a third-party pursuant to written lease agreements which are more particularly described on Exhibit “S” attached hereto and by this reference incorporated herein.

(www) “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

(xxx) “Post Closing Environmental Matter” shall have the meaning ascribed to it in Section 7(d(ii) of this Agreement.

(yyy) “Property” shall mean the Dells Hotel, the Sandusky Hotel, the Commercial Condominium Unit, the Personal Property and the Intangible Property.

(zzz) “Property Information” shall have the meaning ascribed to it in Section 7(a) of this Agreement.

(aaaa) “Purchase Price” shall mean that payment by CNL pursuant to which CNL funds the acquisition of its interest in the Partnership and Tenants. The Purchase Price shall be calculated by multiplying the Contribution Value of the Property and the percentage interest in the Partnership and Tenants that CNL is acquiring as of the Closing Date.

(bbbb) “Remediation” shall mean any and all activities required by Governmental Authorities to identify, assess, test, characterize, sample, clean up, remove, neutralize, abate, or stabilize Environmental Matters at a particular site and/or to dispose of any Hazardous Substance and/or any material containing any Hazardous Substance, including, without limitation, Environmental Matters assessment, testing, sampling, quality control, modeling, consultants’ analyses and reports, laboratory work, field tests, system installation, modification, operation, and maintenance, acquisition of equipment, contract negotiation and execution, contract development and bidding, monitoring, transportation, and disposal.

(cccc) “Rental Management Agreements” shall mean those certain rental management agreements more particularly identified and listed on Exhibit “T” attached hereto and incorporated herein by this reference pursuant to which Wolf Dells manages the rental of the condominium units known as Great Wolf Lodge Condominium and located on certain real property lying adjacent and contiguous to the Dells Land as more particularly described on Exhibit “U” attached hereto, all as more particularly described in the Rental Management Agreements.

(dddd) “Room Revenues” shall mean all revenues from the rental of guest rooms of the Contributed Hotels and from fees/revenues associated with the use of the Contributed Hotels by occupants of the Great Wolf Lodge Condominium, together with any and all sales or other taxes thereon.

(eeee) “Sandusky Hotel” shall have the meaning ascribed to it in Recital A of this Agreement.

(ffff) “Sandusky Improvements” shall have the meaning ascribed to it in Recital A of this Agreement.

(gggg) “Sandusky Land” shall have the meaning ascribed to it in Recital A of this Agreement.

(hhhh) “SPE Owner” or “SPE Owners” shall have the meanings ascribed to them in Recital C of this Agreement.

(iiii) “Surveys” shall have the meaning ascribed to it in Section 7(c) of this Agreement.

(jjjj) “Tall Pines Agreement” shall mean that certain Tall Pines Royalty and Exclusive License Agreement entered into by and between Tall Pines Development Corporation, a Wisconsin corporation and The Great Lakes Companies, Inc., a Wisconsin corporation (to whose interest Great Lakes Services, LLC succeeded to by merger) and effectively dated July 26, 2004.

(kkkk) “Tall Pines Acknowledgement Enforcement Agreement” shall mean that certain Tall Pines Acknowledgement Enforcement Agreement in the form attached hereto as Exhibit “V” and by this reference incorporated herein.

(llll) “Tenant” shall have the meaning ascribed to it in Section 2(hhh) of this Agreement.

(mmmm) “Third-Party Estoppels” shall have the meaning ascribed to it in Section 9(h) of this Agreement.

(nnnn) “Title Commitments” shall mean the commitments of title insurance issued by Title Company and provided to CNL with respect to each parcel comprising the Contributed Hotels pursuant to this Agreement. The Title Commitments shall be endorsed at Closing in favor of the applicable SPE Owners. Each of the Title Commitments is at times herein referred to as a “Title Commitment”.

(oooo) “Title Company” shall mean First American Title Insurance Company through the Talon Group, Orlando Commercial Services Division, a division of First American Title Insurance Company, whose address is 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801, Attention: Michael Moore.

(pppp) “Title Defects” shall have the meaning ascribed to it in Section 7(b) of this Agreement.

(qqqq) “Title Policies” shall mean the owner’s policies of title insurance to be issued to the Partnership or the SPE Owners pursuant to the terms of the Title Commitments and this Agreement. Each of the Title Policies is at times herein referred to as a “Title Policy”.

(rrrr) “Tray Ledgers” shall mean any accounts receivable of registered guests who have not checked out and who are occupying rooms on the evening prior to, and the morning of, the Closing Date.

(ssss) “Wolf” shall have the meaning ascribed to it in the first paragraph of this Agreement.

(tttt) “Wolf’s Closing Deliveries” shall have the meaning ascribed to it in Section 10(c) of this Agreement.

(uuuu) “Wolf’s Closing Conditions” shall have the meaning ascribed to it in Section 5(c) of this Agreement.

(vvvv) “Wolf’s Closing Conditions Failure” shall have the meaning ascribed to it in Section 5(d) of this Agreement.

(wwww) “Wolf Dells” shall have the meaning ascribed to it in the first paragraph of this Agreement.

(xxxx) “Wolf Parent” shall have the meaning ascribed to it in the first paragraph of this Agreement.

(yyyy) “Wolf Partner(s)” shall have the meaning ascribed to it in Section 6 of this Agreement.

(zzzz) “Wolf Sandusky” shall have the meaning ascribed to it in the first paragraph of this Agreement.

3. Contribution to the Partnership. Subject to the terms, provisions and conditions set forth herein:

(a) Wolf shall contribute the Property to the Partnership, the SPE Owners and/or the applicable Tenants.

(b) The parties acknowledge that CNL shall be required to obtain no less than a fifty-one percent (51%) interest in the Partnership and the Tenants as of the Closing Date, but shall be entitled, at its election, to obtain up to a seventy percent (70%) interest in the Partnership and the Tenants on the Closing Date pursuant to the terms of this Agreement, and shall acquire additional interests so as to attain a seventy percent (70%) interest in the Partnership and the Tenants after the Closing Date pursuant to the terms of the Partnership Agreement.

(c) CNL shall pay the Purchase Price to Wolf or the Wolf Partner(s), as Wolf directs, at Closing subject to the adjustments and prorations set forth herein.

4. Contribution Value of the Property.

(a) The Contribution Value of the Dells Hotel, that portion of the Personal Property and Intangible Property associated therewith, and the Commercial Condominium Unit is Sixty Million and No/100 Dollars ($60,000,000.00).

(b) The Contribution Value of the Sandusky Hotel and that portion of the Personal Property and Intangible Property associated therewith is Fifty-Four Million Five Hundred Thousand and No/100 Dollars ($54,500,000.00).

(c) The parties hereto agree that the Contribution Value associated with each of the Contributed Hotels shall be allocated between real and personal property as agreed to by the parties and determined during the Inspection Period (as defined in Section 7(a) hereof). Each Tenant shall take title to all Personal Property relating to the indoor and outdoor water park components of each of the Contributed Hotels together with such other Personal Property (as determined by the parties) such that Each SPE Owner shall receive and become the owner of Personal Property of no greater value than thirteen percent (13%) of the Contribution Value of the applicable Contributed Hotel and such that applicable Tenant shall receive and become the Owner of the remaining Personal Property.

(d) At the Closing, CNL shall pay or cause to be paid to Wolf or the Wolf Partner(s), as directed by Wolf, by wire transfer an amount equal to the Purchase Price (as adjusted pursuant hereto). CNL shall cause the wire transfer of funds to be delivered to the Escrow Agent no later than 5:00 p.m. (Eastern Time) on the Closing Date. All amounts to be paid by CNL to the Escrow Agent pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

5. Conditions Precedent. The following conditions precedent (the “Closing Conditions”), as set forth below, shall be fully satisfied, or waived by the parties hereto, as applicable, on even date with, or before the applicable party is obligated to fund its contributions as required by and provided in this Agreement and in the Partnership Agreement:

(a) CNL’s Closing Conditions. CNL’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (“CNL’s Closing Conditions”):

(i) Wolf’s Deliveries. All of Wolf’s Closing Deliveries (as defined in Section 10(c) hereof) shall have been delivered to CNL or deposited with Escrow Agent to be delivered to CNL or the Partnership at Closing.

(ii) Representations and Warranties. The representations or warranties of Wolf in this Agreement shall be true and correct in all material respects as of the Closing (or as such other date to which such representation and warranties expressly were made).

(iii) Covenants and Obligations. The covenants and obligations of Wolf in this Agreement shall have been performed in all material respects.

(iv) Title Policy. The Title Company shall have irrevocably committed to issue the Title Policies pursuant to Article 7 hereof with all standard exceptions deleted and all requirements for issuance of the Title Policies satisfied and deleted.

(v) Change in Environmental Condition of Property. No event shall have occurred following the date of this Agreement and prior to the Closing Date which would result in a violation of any Environmental Law.

(vi) Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

(vii) Adverse Law. No law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

(viii) Operating Agreements; Rental Management Agreements. There shall be no material default by Wolf or any Affiliate of Wolf under any of the material Operating Agreements or Rental Management Agreements.

(ix) Due Diligence Matters. The matters set forth on Exhibit “W” attached hereto and by this reference incorporated herein shall have been resolved to the reasonable satisfaction of CNL as of or prior to Closing.

(b) Failure of Any CNL’s Closing Condition. If any of CNL’s Closing Conditions is not satisfied as of the Closing (a “CNL Closing Condition Failure”), then CNL shall have the right, in CNL’s absolute discretion, to either (i) terminate this Agreement by providing written notice to Wolf, in which case, except as otherwise set forth herein, the parties hereto shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of CNL in respect thereof provided for herein. If CNL terminates this Agreement because one or more of the conditions precedent to its obligation to close the transactions described in this Agreement set forth in Section 5(a)(i), Section 5(a)(ii), Section 5(a)(iii), or Section 5(a)(viii) is not satisfied, or one or more of the conditions precedent set forth in Section 5(a)(iv), Section 5(a)(v), Section 5(a)(vi), Section 5(a)(vii), or Section 5(a)(ix) is not satisfied as the result of the action or a failure to act by Wolf, and provided that the Wolf’s Closing Conditions set forth in Section 5(c)(iii) and 5(c)(iv) are satisfied, then Wolf shall reimburse CNL for all out-of-pocket expenses incurred by CNL in connection with the transactions contemplated by this Agreement; provided, however that Wolf’s obligation to reimburse CNL under this Section 5 and Sections 7(b) and 7(d) shall not exceed the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) in the aggregate.

(c) Wolf’s Closing Conditions. Wolf’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Wolf’s Closing Conditions”):

(i) Receipt of the Purchase Price. CNL shall have paid to the Partnership or deposited with Escrow Agent, with irrevocable written direction to disburse the same to the Partnership, the Purchase Price (as adjusted for prorations pursuant hereto).

(ii) CNL’s Deliveries. All of CNL’s Closing Deliveries (as defined in Section 10(d) hereof) shall have been delivered to Wolf or the Partnership or deposited with Title Company, as escrow agent, to be delivered to Wolf or the Partnership at Closing.

(iii) Representations and Warranties. The representations and warranties of CNL in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

(iv) Covenants and Obligations. The covenants and obligations of CNL in this Agreement shall have been performed in all material respects.

(v) Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

(vi) Adverse Law. No law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

(d) Failure of Wolf’s Closing Conditions. If any of Wolf’s Closing Conditions is not satisfied at the Closing (a “Wolf’s Closing Condition Failure”), then Wolf shall have the right, in Wolf’s absolute discretion, to either (i) terminate this Agreement by providing written notice to CNL, in which case, except as otherwise set forth herein, the parties hereto shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of Wolf in respect thereof provided for herein. If Wolf terminates this Agreement because one or more of the conditions precedent to its obligation to close the transactions described in this Agreement set forth in Section 5(c)(i), Section 5(c)(ii), Section 5(c)(iii), or Section 5(c)(iv) is not satisfied, or one or more of the conditions precedent set forth in Section 5(c)(v) or Section 5(c)(vi) is not satisfied as the result of the action or a failure to act by CNL and provided that the CNL’s Closing Conditions set forth in Section 5(a)(ii), 5(a)(iii) and 5(a)(viii) are satisfied as of the Closing, then CNL shall reimburse Wolf for all out-of-pocket expenses incurred by Wolf in connection with the transactions contemplated by this Agreement; provided, however that CNL’s obligation to reimburse Wolf under this Section 5 shall not exceed the sum of Fifty Thousand and No/100 Dollars ($50,000.00).

6. Requirements Upon Satisfaction of Closing Conditions. CNL and Wolf hereby agree that if all of the Closing Conditions have been timely met or waived as set forth herein on or before the Closing Date, then each of Wolf, or Wolf’s designated Affiliate(s) (the “Wolf Partner(s)”) shall contribute the Property to the Partnership, the SPE Owners and/or the applicable Tenants, and each of CNL, or CNL’s designated Affiliate(s) (the “CNL Partner(s)”) shall make such payments to Wolf or the Wolf Partner(s), as Wolf may designate, all as contemplated herein, so as to give effect to the transactions contemplated hereby and to cause the general and limited partnership interests of the CNL Partner(s) in the Partnership and Tenants after such payment to be equal to, or, at the election of CNL pursuant to Article 3 hereof, greater than fifty-one percent (51%) of the total partnership interests in the Partnership and Tenants, and the limited partner interests of the Wolf Partner(s) in the Partnership and Tenants after such contributions to be equal to, or, at the election of CNL pursuant to Article 3 hereof, less than forty-nine percent (49%) of the partnership interests in the Partnership and Tenants.

7. CNL Due Diligence with Respect to Contributed Hotels.

(a) CNL’s Inspections. On or before the Effective Date of this Agreement, Wolf agrees to provide to CNL true and complete copies of all documents, studies, reports and other materials reasonably requested by CNL that relate to the Property and are in the possession or control of Wolf or any of Wolf’s Affiliates or currently retained consultants (the “Property Information”); provided, however, that in no event shall Wolf be required to provide information protected by attorney-client privilege, attorney work product, confidential reports prepared for solely investors or financial projections distributed for internal use by Wolf. Wolf represents that all Property Information delivered to CNL will be, upon delivery thereof, to CNL true, complete and correct in all material respects. CNL and its officers, employees, agents and consultants shall have the period commencing on the Effective Date and terminating at 5:00 p.m. on the Closing Date (the “Inspection Period”), in which to undertake such physical inspections and other investigations of and concerning the Property, including surveys, soil borings, percolation, engineering studies and other tests as CNL and its consultants deem reasonably necessary to (i) review and evaluate the physical characteristics of the Property and to perform certain work or inspections in connection with such evaluation; (ii) review and evaluate all existing permits and licenses, existing development entitlements, vested rights, contracts, agreements, obligations and similar matters applicable to the Property; (iii) determine and evaluate any pending and threatened litigation and claims with respect to the Property; (iv) determine compliance of the Property with all applicable laws, rules and regulations; and (v) determine the suitability, in CNL’s sole and absolute discretion, of the Property for the Business Purpose; provided, however, (A) that any such activities that take place on the Property shall be done with reasonable prior notice and at reasonable times, (B) the employees and agents of CNL that enter the Property for the purposes of conducting due diligence with respect to the Property, and the activities conducted by CNL, must be insured by CNL, (C) all employees or agents of CNL that enter the Property must be accompanied by an employee of Wolf during the conduct of any due diligence activities on the Property and must conduct themselves so as to minimize any disturbance to the conduct of Wolf’s business on the Property in its ordinary course, (D) any such physical testing of the Property, such as soil borings, must be approved in advance by Wolf, (E) CNL will provide to Wolf a copy of each third-party report received by CNL in the course of its due diligence investigation of the Property, and (F) CNL will not have any discussions with any employee of Wolf or any of its Affiliates without the prior consent of Wolf. Inspections related to Environmental Matters shall be further subject to the provisions of Section 7(d) below. The cost of all such investigations shall be borne by each party in equal proportion to their interest in the Partnership as of Closing. CNL shall be liable for all costs and expenses, and/or damage or injury to any person or property resulting from any such inspection, whether occasioned by the acts of CNL or any of its employees, agents, contractors, consultants or representatives, and CNL shall save, insure, defend, indemnify and hold harmless Wolf from any loss, cost, liability, claims and expenses (including, without limitation, mechanic’s liens and/or reasonable attorneys’ fees and costs) resulting therefrom; provided, however such indemnity shall not apply to any loss, cost, liability, claims or expenses arising as a result of Wolf’s negligence. CNL shall restore the Property to substantially the same condition as it existed prior to CNL’s activities. The obligations of CNL set forth in this Paragraph shall survive the Closing or the termination of this Agreement.

(b) Title. As of the Effective Date of this Agreement, Wolf has provided to CNL for review, a copy of Wolf’s existing title insurance policies (the “Existing Title Policies”) relating to the Contributed Hotels. CNL has, as of the Effective Date, obtained and delivered to Wolf the Title Commitments issued by the Title Company. The Title Commitments evidence that title to the Dells Hotel is vested in Wolf Dells and that title to the Sandusky Hotel is vested in Wolf Sandusky and that the Contributed Hotels are free and clear of all liens, encumbrances, exceptions or qualifications whatsoever, except for Permitted Exceptions. Legible copies of all exceptions set forth on the Title

Commitments have been provided to CNL as of the Effective Date. The Title Commitments also evidence that, upon the execution, delivery and recording of the Deeds and the satisfaction of all requirements specified in Schedule B, Section I of the Title Commitments, the applicable SPE Owners shall acquire fee simple title to the Contributed Hotels and the Commercial Condominium Unit, subject only to the Permitted Exceptions. CNL has reviewed the Existing Title Policies delivered by Wolf to CNL, and the Title Commitments obtained by CNL pursuant to this Paragraph, and notified Wolf in writing specifying those liens, encumbrances, exceptions or qualifications to title which are unacceptable to CNL (such liens, encumbrances, exceptions or qualifications being hereinafter referred to together with any title matter created or permitted to be created by Wolf after the Effective Date and objected to by CNL, and together with any title matter of which Wolf had Knowledge but which Wolf did not disclose as of the Effective Date and objected to by CNL, as “Title Defects”). Wolf shall cure the Title Defects before the Closing Date (the “Cure Period”), to the satisfaction of CNL and the Title Company in such manner as to permit the Title Company to endorse the Title Commitments so as to delete the Title Defects therefrom. If Wolf shall in fact cure the Title Defects within the Cure Period, the obligations and rights of the parties to close shall be unaffected by the eliminated Title Defects. If Wolf is unable to cure or eliminate the Title Defects within the Cure Period, CNL may elect to terminate this Agreement by giving written notice of termination to Wolf on or before the Closing Date, or, alternatively, CNL may elect to waive CNL’s objections to the uncured Title Defects and consummate the transactions contemplated by this Agreement subject to the Title Defects, in which event the obligations and rights of the parties to close shall be unaffected by the waived Title Defects. If CNL elects to terminate this Agreement due to the existence of uncured Title Defects as provided in this Article 7, all rights and obligations of the parties hereunder shall terminate and be null and void, except for any rights and obligations of the parties that are to survive the termination of this Agreement as provided elsewhere herein and Wolf shall reimburse CNL for all out-of-pocket expenses incurred by CNL in connection with the transactions contemplated by this Agreement, including, without limitation, all costs and expenses associated with the investigations contemplated by Section 7(a) above, provided, however that Wolf’s obligation to reimburse CNL under this Section 7(b), Section 5 and Section 7(d) shall not exceed the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) in the aggregate.

(c) Survey. As of the Effective Date of this Agreement, Wolf has delivered to CNL, for its review, the existing surveys of the Property in the possession or control of Wolf. CNL has obtained and delivered to Wolf updated/new surveys (the “Surveys”) which Surveys are in a form satisfactory to the Title Company, state the dimensions, acreage and square footage of the each parcel of land comprising the Contributed Hotels, and show the location of all boundaries, encroachments, overlaps, easements and improvements thereon. CNL has reviewed the existing surveys and the Surveys and the Title Commitments and provided written comments to Wolf specifying those matters shown on the Surveys which adversely affect the title to the Contributed Hotels, and the same are deemed to be Title Defects hereunder, subject to the rights and obligations of Wolf and CNL set forth above.

(d) Environmental Matters. CNL has obtained environmental studies (including Level I studies), audits and tests of the Contributed Hotels as deemed necessary by CNL to determine the existence of any Environmental Matters on the Contributed Hotels (individually, an Environmental Report and collectively the “Environmental Reports”). CNL has provided written notice (an “Environmental Notice”) to Wolf of the existence of any Hazardous Substances on or contaminating the Property above legally permissible levels as set forth in the current Environmental Laws (together with any such matters caused by Wolf and not disclosed to CNL prior to the date hereof or with respect to which Wolf had Knowledge but did not disclose prior to the date hereof, the “Environmental Defects”). Wolf shall undertake a reasonable good-faith effort to cure the Environmental Defect before the Closing Date to the satisfaction of CNL; provided, however, if such Environmental Defect are not capable of being cured prior to the Closing Date, the Closing Date may be extended for up to forty-five (45) days to allow Wolf to cure such Environmental Defect. If Wolf shall in fact cure the Environmental Defect prior to Closing, the obligations and rights of the parties to close shall be unaffected by the Environmental Defect. If Wolf is unable to cure or eliminate the Environmental Defect prior to Closing, CNL may elect to terminate this Agreement by giving written notice of termination to Wolf on or before the Closing Date, or, alternatively, CNL may elect to waive CNL’s objections to the uncured Environmental Defect and consummate the transactions contemplated by this Agreement subject to the Environmental Defect, in which event the obligations and rights of the parties to close shall be unaffected by the waived Environmental Defect . If CNL elects to terminate this Agreement due to the existence of uncured Environmental Defect as provided in this Article 7, all rights and obligations of the parties hereunder shall terminate and be null and void, except for any rights and obligations of the parties that are to survive the termination of this Agreement as provided elsewhere herein and Wolf shall reimburse CNL for all out-of-pocket expenses incurred by CNL in connection with the transactions contemplated by this Agreement, including, without limitation, all costs and expenses associated with the investigations contemplated by Section 7(a) above, provided, however that Wolf’s obligation to reimburse CNL under this Section 7(d), Section 5 and Section 7(b) shall not exceed the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) in the aggregate. If the Environmental Reports disclose information which would require reporting of such information to a Governmental Authority, as required under applicable Environmental Laws, Wolf agrees that it shall make any and all such reports to the extent required by applicable Environmental Laws, and that CNL shall not be obligated to do so. If Wolf fails to make any and all such reports to the extent required by applicable Environmental Laws, CNL shall, to the extent CNL is required by law to make such disclosures, have the right, but not the obligation, to do so.

(e) Right of Entry. Subject to the applicable provisions of Section 7(a) above and subject to the matters set forth in this subsection, Wolf hereby grants to CNL and its officers, employees, consultants, agents and assigns, right of entry upon the Dells Hotel and the Sandusky Hotel and access to the Property at all reasonable times, and upon reasonable notice, or otherwise at mutually agreeable times, from the date hereof up to and including the earlier of the Closing Date or termination of this Agreement. Such right of entry is subject to the following conditions: (A) that any such activities that take place on the Property shall be done with reasonable prior notice and at reasonable times,

(B) the employees and agents of CNL that enter the Property for the purposes of conducting due diligence with respect to the Property must be insured by CNL, (C) all employees or agents of CNL that enter the Property must be accompanied by an employee of Wolf during the conduct of any due diligence activities on the Property and must conduct themselves so as to minimize any disturbance to the conduct of Wolf’s business on the Property in its ordinary course, (D) any such physical testing of the Property, such as soil borings, must be approved in advance by Wolf, (E) CNL will provide to Wolf a copy of each third-party report received by CNL in the course of its due diligence investigation of the Property, and (F) CNL will not have any discussions with any employee of Wolf or any of its Affiliates without the prior consent of Wolf.

(f) CNL’s Right to Terminate. In the event the matters set forth on Exhibit “W” attached hereto and by this reference incorporated herein, are not resolved to CNL’s reasonable satisfaction (a “Due Diligence Defect”) and CNL so notifies Wolf in writing of such Due Diligence Defect on or prior to 5:00 p.m. on the Closing Date, then this Agreement shall be terminated and the parties shall be relieved of any and all obligations hereunder other than those provisions which expressly survive termination of this Agreement; provided, however, that if Wolf agrees in writing to endeavor to cure such Due Diligence Defect within two (2) Business Days of receipt of CNL’s notice of its intent to terminate this Agreement, then Wolf shall have the right to cure such Due Diligence Defect within thirty (30) days of CNL’s notice of its intent to terminate, the Closing shall take place on the later of (i) the date on which such thirty (30) day period expires and (ii) the first Business Day after the date on which regulatory prohibitions barring CNL from consummating the transactions contemplated hereby expire. In the event that Wolf elects to cure such Due Diligence Defect but fails to do so within the aforementioned thirty (30) day period, this Agreement shall be terminated and the parties shall be relieved of any and all obligations hereunder other than those provisions which expressly survive termination of this Agreement.

8. Representations and Warranties.

(a) In order to induce Wolf to enter into this Agreement and to consummate the transactions contemplated hereby, CNL represents and warrants as follows:

(i) It is duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(ii) This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(iii) The execution, delivery and performance of this Agreement and all instruments and other documents to be executed and delivered in connection with the transactions contemplated hereby have been duly authorized by all necessary action on the part of CNL and do not and will not: (A) require any consent or approval of its shareholders and/or partners, whichever is applicable, that has not been obtained; or (B) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its organizational documents; or (C) contravene or result in any breach of or constitute any default under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, or other agreement or instrument to which it is a party, or by which it may be bound or affected, which contravention, breach or default would adversely affect its ability to perform its obligations under this Agreement or the instruments and other documents to be executed and delivered by it in connection with the transactions contemplated hereby.

(iv) It will cooperate with Wolf, in good faith, and use its reasonable good faith efforts to fulfill its obligations hereunder.

(v) CNL is not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and CNL has not generally ceased to pay its debts as they become due. CNL has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against them which has not been dismissed, vacated or stayed on appeal and CNL has not been adjudicated as bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. CNL has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and CNL has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

(vi) There is no pending, or to CNL’s Knowledge, threatened, litigation or other proceeding against CNL that would affect CNL’s ability to close the transaction contemplated by this Agreement.

(b) In order to induce CNL to enter into this Agreement and to consummate the transactions contemplated hereby, Wolf Dells, Wolf Sandusky and Wolf Parent each represent and warrant as follows:

(i) It is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified, validly existing and in good standing in the jurisdictions where the nature of its business requires it to be qualified, and has all requisite right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(ii) This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(iii) The execution, delivery and performance of this Agreement and all instruments and other documents to be executed and delivered in connection with the transactions contemplated hereby have been duly authorized by all necessary action and approvals on the part of Wolf (whether corporate or otherwise) and do not and will not: (A) require any consent or approval of its shareholders, directors and/or partners, whichever is applicable, that has not been obtained; or (B) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its organizational documents; or (C) contravene or result in any breach of or constitute any default under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, or other agreement or instrument to which it is a party, or by which it may be bound or affected, which contravention, breach or default would adversely affect its ability to perform its obligations under this Agreement or the instruments and other documents to be executed and delivered by it in connection with the transactions contemplated hereby.

(iv) It will cooperate with CNL, in good faith, and use its reasonable good faith efforts to fulfill its obligations hereunder.

(v) To Wolf’s Knowledge, Wolf Dells holds fee simple title to the Dells Hotel and the Commercial Condominium Unit, free of all liens, assessments and encumbrances except for those matters set forth in the Title Commitments, and liens and encumbrances which will be paid and discharged or otherwise released at or prior to the Closing. To Wolf’s Knowledge, Wolf Sandusky holds fee simple title to the Sandusky Hotel, free of all liens, assessments and encumbrances except for those matters set forth in the Title Commitments, and liens and encumbrances which will be paid and discharged or otherwise released at or prior to the Closing.

(vi) Wolf has no Knowledge of any condition or state of facts which would preclude, materially limit or materially restrict the use of the Property for the existing hotel, water-park and existing ancillary uses.

(vii) Wolf has good title to the Personal Property, free and clear of any claims, liens or encumbrances of any kind or nature whatsoever.

(viii) Wolf has the right to use the Intangible Property and has no Knowledge of any adverse claims of any third party with respect to the Intangible Property.

(ix) There are no material service or maintenance contracts affecting the Property to which the Partnership will be bound upon Closing other than the Operating Agreements.

(x) To Wolf’s Knowledge, the Property, the use thereof for the existing hotel, water-park and ancillary uses (including the Dells Attraction Addition), and the condition thereof does not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Property and are not designated by any governmental agency to be in a flood plain area.

(xi) Wolf has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Wolf’s knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting the Contributed Hotels or any portion thereof.

(xii) There is not pending or, to Wolf’s Knowledge, threatened, any litigation or other proceeding involving Wolf or the Property that may affect the title to or the use or operation of any part of the Property.

(xiii) Wolf is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Wolf shall certify its taxpayer identification number at Closing.

(xiv) Wolf has no Knowledge of any current federal, state, county or municipal plans to materially restrict or materially change access to any part of the Property from any highway or road leading directly to or abutting any part of the Property.

(xv) To Wolf’s Knowledge, all of the consolidated statement of operations/income statements, detailed monthly and annual statement of operations, property level balance sheets, and historical and budgeted capital expenditure programs regarding the ownership and operation of the Property that Wolf has provided to CNL are true, complete and correct in all material respects.

(xvi) To Wolf’s Knowledge, the improvements comprising the Sandusky Hotel have been constructed in accordance with the plans and specifications therefor in all material respects.

(xvii) To Wolf’s Knowledge, as of the Closing, there will be in effect all material permits and other authorizations necessary for the use, occupancy and operation of the Property for its current use.

(xviii) To Wolf’s Knowledge: no Hazardous Materials are, will be, or have been, stored, treated, disposed of or incorporated into, on or around the Contributed Hotels in violation of any Environmental Law; the Property is in material compliance with all applicable Environmental Laws and all applicable health and safety requirements; any business currently or heretofore operated on the Contributed Hotels or any portion thereof has disposed of its waste in accordance with all applicable statutes, ordinances and regulations; there is no pending or threatened action or proceeding arising out of the environmental condition of the Property or any alleged violation of environmental, health or safety statutes, ordinances or regulations.

(xix) All state and local tax returns and tax reports required to be filed by Wolf with respect to the Property and the business operated on the Property on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all of such returns were true, correct and complete as filed. All state, and local income, franchise, sales, use, property, excise, payroll and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the business operated by Wolf on the Property prior to the date hereof have been fully paid, and appropriate accruals have been made on the books of Wolf Dells and Wolf Sandusky for taxes not yet due and payable. All taxes and other assessments and levies which Wolf is required by law to withhold or to collect with respect to the Property or the business operated on the Property have been duly withheld and collected, and have been paid over to the proper governmental authorities and agencies to the extent due and payable. There are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to the Property or the business operated thereon by Wolf for any taxable period. Wolf has not received notice of any pending audits with respect to any state or local tax returns of Wolf relating to the Property or the business conducted by Wolf on the Property.

(xx) To Wolf’s Knowledge, Wolf has made available to CNL a true and complete copy of all licenses and permits material to ownership and operation of the Property. Wolf has not received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any licenses or permits that materially affect the Property that has not been cured or dismissed with prejudice, or (ii) any failure by Wolf to obtain any licenses or permits that affect the Property that has not been cured or dismissed with prejudice.

(xxi) Wolf has not granted to any party any license, lease or other right relating to the use or possession of the Property or any part thereof except as set forth in the Permitted Exceptions and except for room reservations for overnight hotel guests and other reservations (e.g., group meetings, reservations for parties) in the ordinary course of Wolf’s business.

(xxii) Except for this Agreement, Wolf has not entered into any purchase contracts, options or other agreements of any kind, whereby any Person has or will have any right to acquire title to all or any portion of the Property.

(xxiii) Exhibit “R” sets forth a true, correct and complete list of the material Operating Agreements relating to the Property. The copies of such material Operating Agreements heretofore delivered to CNL are true, correct and complete in all material respects. Wolf has not sent to, nor received from any party to any of such material Operating Agreements, a notice that Wolf or such party is in breach or default under any obligation thereunder or any provisions thereof, which default remains uncured. Wolf shall use reasonable, good faith efforts to obtain the consent of all Persons whose consent for assignment of the Operating Agreements is required on or prior to the Closing Date.

(xxiv) Exhibit “T” sets forth a true, correct and complete list of the Rental Management Agreements relating to the Property. The copies of the Rental Management Agreements heretofore delivered to CNL are true, correct and complete in all material respects. To the Knowledge of Wolf, no party to the Rental Management Agreements is in material breach or default under any obligation thereunder or any provisions thereof. Wolf shall use reasonable, good faith efforts to obtain the consent of all Persons whose consent for assignment of the Rental Management Agreements is required on or prior to the Closing Date.

(xxv) Exhibit “X” sets forth a true, correct and complete list of the Dells Construction Documents. The copies of the Dells Construction Documents heretofore delivered to CNL are true, correct and complete in all material respects. To the Knowledge of Wolf, no party to the Dells Construction Documents is in material breach or default under any obligation thereunder or any provisions thereof. Wolf shall use reasonable, good faith efforts to obtain the consent of all Persons whose consent for assignment of the Dells Construction Documents is required on or prior to the Closing Date.

(xxvi) There are no delinquent payments under the Dells Construction Documents. The budgets and schedules accurately reflect the good-faith estimated remaining cost of completing the Dells Attraction Addition.

(xxvii) Exhibit “Y” sets forth a true, correct and complete description of the Tall Pines Agreement.

(xxviii) Wolf is not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Wolf has not generally ceased to pay its debts as they become due. Wolf has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against them which has not been dismissed, vacated or stayed on appeal and Wolf has not been adjudicated as bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Wolf has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Wolf has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against them or a material part of their properties, which has not been duly and fully discharged prior to the date hereof except to the extent that any such tax or other lien would not have a materially adverse effect on the Property or the business to be conducted thereon by the Partnership or its Affiliates.

(xxix) Wolf has not received any written notice of any violation of, and to Wolf’s Knowledge there is no violation of, any provision of applicable law (including, but not limited to, the Americans with Disabilities Act, the WARN Act, COBRA and those of environmental agencies), with respect to the ownership, operation, use, maintenance or condition of the Property, which violation has not been remedied.

(xxx) Except with respect to the Dells Construction Documents, at Closing there will be no outstanding contracts for the construction or repair of any improvements on the real property comprising the Property pursuant to which amounts are due and payable or provision for the payment of which has not been made by Wolf (provision being deemed to include the indemnity set forth below) and Wolf shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to the Property prior to the Closing to the extent any such lien is not insured over the Title Company or bonded over pursuant to applicable law. Wolf hereby agrees to indemnify, save, pay, insure, defend, indemnify and hold CNL, the Partnership and the applicable SPE Owner harmless from and against any and all loss, cost expense or damages arising out of claims relating to any such outstanding due amounts.

(xxxi) Wolf has not received written notice from any insurance carrier of defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

(xxxii) Neither (A) any portion of the Property, nor (B) any funds to be used by Wolf with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to ERISA or the Code considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Wolf is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by Wolf, nor the performance by Wolf of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the following terms shall have the following meanings: “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

Notwithstanding the foregoing, in the event that the Closing Date is extended beyond the Initial Anticipated Closing Date, the failure of any representation contained in subparagraphs (viii), (ix), (xii), (xix)(only as to the last sentence thereof), (xx)(only as to clause (ii) thereof), (xxiii)(only as to notices of breach sent by Wolf to counterparties), (xxiv)(only as to counterparties in breach of the Rental Management Agreement), and (xxvi)(only as to delinquent payments reasonably disputed by Wolf in good faith) above shall not entitle either party hereto to terminate this Agreement unless such failure results in or is likely to result in a material adverse effect on the Property.

The representations and warranties set forth in this Article 8 and the covenants and representations set forth in Article 9 shall survive the Closing for a period of one (1) year.

9. Covenants of Wolf.

(a) Conduct of the Business. From the date of this Agreement until the Closing or earlier termination of this Agreement, Wolf shall not create or allow a third party to create (where affirmative action by Wolf could prevent such creation) upon the Contributed Hotels or the Commercial Condominium Unit any title exception which adversely affects all or any portion of the Contributed Hotels, except to the extent to be satisfied and released at Closing at Wolf’s expense.

(b) Intangible Property. Wolf shall be responsible for obtaining the transfer of all such Intangible Property (to the extent transferable) which relates to the ownership of the Property to the Partnership or such other party as the Partnership directs. Wolf shall, as promptly as possible after the execution of this Agreement, submit all necessary applications and other materials to the appropriate Governmental Authority or other Person and take such other actions to effect the transfer of such Intangible Property or issuance of new licenses and permits as of the Closing, and CNL shall reasonably cooperate with Wolf to cause such Intangible Property to be transferred or new licenses and permits to be issued to the Partnership or the applicable Tenant, as CNL and Wolf shall determine.

(c) Tax Contests.

(i) Taxable Period Terminating Prior to Closing Date. Wolf shall have the right to commence, continue and settle any proceeding to contest any taxes relating to the Property for any taxable period terminating prior to Closing, and shall be entitled to any refunds or abatements of taxes awarded in such proceedings; provided, however, Wolf shall provide CNL with written notice of such contest and shall indemnify, pay, save, defend and hold CNL and the Partnership harmless from and against any loss, cost, damages or expenses incurred by CNL or the Partnership as a result of Wolf exercising its rights under this subparagraph (i). In addition, in the event of such contest, Wolf shall undertake such measures as may be necessary to cause the lien securing such taxes to be satisfied of record or to induce the Title Company to issue the Title Policy without exception for such lien. This subparagraph (i) shall survive the Closing.

(ii) Cooperation. Wolf and CNL shall use commercially reasonable efforts to cooperate with any party contesting any taxes (at no cost or expense to the party not contesting such taxes other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the party contesting such taxes in furtherance of the contest of such taxes. This subparagraph (ii) shall survive after the Closing.

(d) Payment of Taxes. All taxes relating to the Property which would be delinquent if unpaid will be paid by Wolf in full prior to Closing or prorated at Closing.

(e) Notices and Filings. Wolf and CNL shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) to provide written notice to any Person under any Operating Agreements, or applicable licenses and permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property. The provisions of this Section 9(e) will survive the Closing.

(f) Further Assurances. From the date of this Agreement until the Closing or termination of this Agreement, Wolf and CNL shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or applicable law, and (ii) effecting all registrations and filings required under this Agreement or applicable law. After the Closing, Wolf and CNL shall use commercially reasonable efforts to further effect the transactions contemplated in this Agreement as may be reasonably necessary. This subparagraph (e) shall survive after the Closing.

(g) Compliance; Property Maintenance. Wolf shall perform under and comply, in all material respects, with the Operating Agreements and Intangible Property (as applicable) and shall continue to make all payments due thereunder prior to delinquency (whether or not the Partnership shall assume the same). Wolf shall maintain the Property in good condition and repair in accordance with current operating standards, and maintain adequate supplies and inventory, all pursuant to a commercially reasonable and prudent course of business (such obligation to include the maintenance of Wolf’s casualty and liability insurance policies in such course of business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain. Wolf shall not sell, remove or otherwise dispose of any significant items of Personal Property (other than supplies or materials used in the ordinary course of business, which supplies or materials shall be replaced as used) unless replaced with an item of like value, quality and utility.

(h) Contracts and Agreements. Wolf shall provide CNL with a copy of any service contracts, equipment leases or other similar agreements relating to the operation of the businesses located on the Property or the making of capital improvements to the Property (or any amendment or modification of any such agreements then in existence) that will be binding upon the Property or the Partnership after the Closing Date.

(i) Estoppel Certificate. Wolf shall obtain those estoppel certificates previously requested by CNL in writing and deliver the same to CNL prior to the Closing Date, and shall use good faith, diligent efforts to obtain, prior to Closing, from any third-party required by CNL as a result of its due diligence regarding the Property, estoppel certificates in forms reasonably satisfactory to CNL, including, without limitation, estoppel certificates regarding the Personal Property, any Operating Agreements and regarding any easement agreements (together, all such estoppel certificates are hereinafter referred to as the “Third-Party Estoppels”).

(j) Exclusivity. So long as this Agreement remains in full force and effect, Wolf covenants and agrees to refrain during the term of this Agreement from making, accepting, or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale of the Property or any portion thereof or any interest therein, and will deal exclusively with CNL in good faith towards the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein.

(k) Bulk Sales. Wolf, at no expense to CNL, shall comply with all applicable “bulk sales laws” requirements in a timely manner (taking into account the timing of the Closing).

(l) Employees.

(i) Notice. Wolf will take all actions necessary to ensure compliance with the WARN Act and shall indemnify, save, pay, insure, defend and hold harmless CNL from and against any and all loss, cost, expense, damages or liability relating to a failure to take any action or to provide any notice required under the WARN Act or any applicable state law.

(ii) Liability of Wolf and CNL. Wolf shall and hereby agrees to indemnify and save, pay, insure, defend and hold CNL harmless from and against any loss, cost, expense, damages or liability for wages, salaries, bonuses, accrued vacation days, sick days and personal days to be paid to, or accrued by, employees of the business operated at the Property on account of services rendered prior to Closing. Notwithstanding anything to the contrary herein contained, there shall be no apportionment or proration of medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “benefits”) and Wolf hereby agrees to indemnify, insure, pay, save, defend and hold CNL harmless from and against all benefits due to employees prior to Closing under plans in which employees participate and all payments due or accruing prior to Closing on the plans providing such benefits. Wolf also hereby agrees to indemnify, pay, insure, defend, save and hold CNL harmless from any severance pay which may become due to any of the employees whose employment ends at or prior to Closing as a result of this transaction, whether due to Wolf’s employment policies or as a matter of law. CNL hereby agrees to indemnify, insure, pay, save, defend and hold Wolf harmless from and against all benefits due to employees of Manager from and after Closing under plans in which Manager’s employees participate and all payments due or accruing from and after Closing on the plans providing such benefits.

(iii) Indemnities. Wolf shall indemnify, save, defend, pay insure and hold CNL harmless from and against any claim by any employee, for failure to pay (a) such employees’ wages, salary, bonuses, employment taxes, accrued vacation pay, sick days and personal days, and withholding taxes prior to the Closing Date as to which they may be entitled, (b) benefits due or accrued prior to Closing provided under plans in which employees participated prior to Closing, and (c) liability under Section 4980B, Part 6 of Title I of ERISA or Title IV of ERISA related to employees arising prior to Closing. CNL shall indemnify, save, defend, pay insure and hold Wolf harmless from and against any claim by any employee of Managers pursuant to the Management Agreements, for failure to pay (a) such employees’ wages, salary, bonuses, employment taxes, accrued vacation pay, sick days and personal days, and withholding taxes due or accruing from and after the Closing Date as to which they may be entitled, (b) benefits due or accruing from and after Closing provided under plans in which employees participate from and after Closing, and (c) liability under Section 4980B, Part 6 of Title I of ERISA or Title IV of ERISA related to employees arising from and after Closing.

The provisions of this subparagraph (l) shall survive Closing.

10. Closing.

(a) Closing Date and Location. The Closing shall occur on the Initial Anticipated Closing Date, or, at the election of CNL and upon written notice to Wolf from CNL prior to Initial Anticipated Closing Date, the Outside Closing Date. In the event that CNL elects to extend the Closing Date to the Outside Closing Date, CNL shall give Wolf written notice of the precise date of the Outside Closing Date at least five (5) Business Days prior to such Outside Closing Date, and if such Outside Closing Date is unacceptable to Wolf in its reasonable discretion, Wolf may extend the Outside Closing

Date up to fifteen (15) days beyond the Outside Closing Date set forth in CNL’s notice. The Closing shall occur in the offices of CNL’s counsel in Orlando Florida, or such other place as agreed to in writing between Wolf and CNL. At the request of either party, Wolf and CNL shall reasonably cooperate to accomplish the Closing “by mail.” The SPE Owners and or Tenants, as applicable, shall take possession of the Property effective as of the Closing Date.

(b) Closing Escrow. If the parties agree to effect the Closing through an escrow, then the Closing shall take place by means of a Title Company escrow (the “Closing Escrow”), in which case at or prior to the Closing, the parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Wolf, CNL and the Escrow Agent pursuant to which (i) the Purchase Price to be paid by CNL pursuant hereto shall be deposited with the Escrow Agent, (ii) all of the documents required to be delivered or caused to be delivered by Wolf and CNL at Closing pursuant to this Agreement shall be deposited with the Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted for prorations pursuant hereto) shall be disbursed to Wolf or the Wolf Partner(s), as directed by Wolf, and the documents deposited into the Closing Escrow shall be delivered to CNL, Wolf, and the Partnership (as the case may be) pursuant to the closing escrow agreement.

(c) Wolf’s Closing Deliveries. At the Closing, Wolf shall deliver or cause to be delivered by the Managers, Tenants, SPE Owners, the Partnership or any other Party which it controls, to Escrow Agent all of the documents, each of which shall have been duly executed by Wolf and acknowledged (if required), and other items, set forth as follows (the “Wolf’s Closing Deliveries”):

(i) The Partnership Agreement.

(ii) The Assignment of Partnership Interests – Joint Venture Entity.

(iii) The Assignment of Partnership Interests – Tenants.

(iv) The Deeds.

(v) The Bills of Sale.

(vi) The Assignments and Assumptions of Intangible Property.

(vii) The Assignments and Assumptions of Operating Agreements.

(viii) The Assignment and Assumption of Rental Management Agreements.

(ix) The Assignment and Assumption of Condominium Documents.

(x) The Assignment and Assumption of Great Wolf Lodge Condominium Management Agreement.

(xi) The Assignment and Assumption of Declaration of Easements and Covenant to Share Costs for Great Wolf Lodge.

(xii) The Interim Beverage Facilities Management Agreement.

(xiii) The Leases.

(xiv) The Management Agreements.

(xv) The License Agreements.

(xvi) The Closing Certificate.

(xvii) The Closing Statement (as hereinafter defined).

(xviii) The Development Agreement.

(xix) The Collateral Assignment (as defined in the Development Agreement) attached to the Development Agreement as Exhibit “C”.

(xx) The Tall Pines Acknowledgment Enforcement Agreement.

(xxi) An assignment and assumption of Wolf Dells’ interest as landlord in the space lease between Wolf Dells and the operator of the spa located at the Dells Hotel.

(xxii) Non-disturbance and attornment agreements with respect to the Management Agreements.

(xxiii) Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Wolf to issue the Title Policies.

(xxiv) Any real estate transfer tax declarations or other documents required under applicable law in connection with the conveyance of the Property.

(xxv) An affidavit from Wolf with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended, and the regulations issued thereunder) and any similar state tax requirements.

(xxvi) An affidavit from the appropriate Wolf entities in favor of the Title Company and the Partnership which shall be sufficient to delete the standard exceptions from the Title Policies that Wolf has not done or caused to be done any work on the Contributed Hotels that has not been paid for and as to which mechanics’ liens or builders’ liens may be filed against the Real Property following the Closing, and such other affidavits and/or indemnity agreement as may be reasonably required by Title Company so that Title Company will agree to issue the Title Policy for the Dells Hotel without exception for liens or encumbrances arising out of the construction of the Dells Attraction Addition prior to the Closing Date.

(xxvii) To the extent not previously delivered to CNL, all originals (or copies if originals are not available) of the Operating Agreements and Intangible Property (to the extent applicable) which shall be located at the Contributed Hotels on the Closing Date and deemed to be delivered to the SPE Owners upon delivery of possession of the Property.

(xxviii) A corporate resolution, and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of Wolf.

(xxix) All Third-Party Estoppels.

(xxx) Any required Uniform Commercial Code termination statements.

(xxxi) Such other documents and instruments as may be reasonably requested by CNL or the Title Company in order to consummate the transactions described in this Agreement.

(d) CNL’s Deliveries. At the Closing, CNL shall deliver or cause to be delivered by the Tenants, SPE Owners, the Partnership or any other Party which it controls, to Escrow Agent in the Closing Escrow to be delivered to Wolf or the Partnership, as applicable, all of the documents, each of which shall have been duly executed by CNL and acknowledged (if required), and other items set forth as follows (the “CNL’s Closing Deliveries”):

(ii) Purchase Price. The Purchase Price (as adjusted for prorations pursuant hereto) to be paid by CNL to the Wolf Partner(s).

(iii) Disbursement Letter. A letter of direction to Escrow Agent directing Escrow Agent to disburse the Purchase Price to Wolf or such Affiliate(s) of Wolf as Wolf may designate.

(iv) The Partnership Agreement.

(v) The Assignment of Partnership Interests – Joint Venture Entity.

(vi) The Assignment of Partnership Interests – Tenants.

(vii) The Assignments and Assumptions of Intangible Property.

(viii) The Assignments and Assumptions of Operating Agreements.

(ix) The Assignment and Assumption of Rental Management Agreements.

(x) The Assignment and Assumption of Condominium Documents.

(xi) The Assignment and Assumption of Great Wolf Lodge Condominium Management Agreement.

(xii) The Assignment and Assumption of Declaration of Easements and Covenant to Share Costs for Great Wolf Lodge.

(xiii) The Interim Beverage Facilities Management Agreement.

(xiv) The Leases.

(xv) The Management Agreements.

(xvi) The Closing Certificate.

(xvii) The Closing Statement (as hereinafter defined).

(xviii) The Development Agreement.

(xix) The Collateral Assignment (as defined in the Development Agreement) attached to the Development Agreement as Exhibit “C”.

(xx) The Tall Pines Acknowledgment Enforcement Agreement.

(xxi) An assignment and assumption of Wolf Dells’ interest as landlord in the space lease between Wolf Dells and the operator of the spa located at the Dells Hotel.

(xxii) Non-disturbance and attornment agreements with respect to the Management Agreements.

(xxiii) A corporate resolution and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of CNL.

(xxiv) Such other documents and instruments as may be reasonably requested by Wolf or the Title Company in order to consummate the transactions described in this Agreement.

(e) Possession. Upon completion of the Closing, Wolf shall deliver possession of the Property to the applicable SPE Owner and/or Tenants, subject only to the Permitted Exceptions.

11. Prorations and Expenses.

(a) Closing Statement. No later than one (1) Business Day prior to Closing, the parties jointly shall prepare a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reported after the Closing as expressly set forth herein.

(b) Operations Settlement. Room Revenues for the night prior to the Closing Date (e.g., if the Closing Date is June 15, 2005, Room Revenues for the period of time commencing on the evening of June 14, 2005 and ending on the morning of June 15, 2005), prepaid deposits for confirmed reservations, hotel facilities and services for periods after the Closing; and the purchase price for the Tray Ledgers, House Funds and Accounts Receivable shall be determined by the Operations Settlement. As the Closing Date’s financial results are necessary for completion of the Operations Settlement, CNL agrees to the Contributed Hotel’s employees’ completion of posting of financial activity, all schedules, credit card billings, and all other activities normally associated with the daily activity of the Contributed Hotels. Any amounts determined to be due and owing to Wolf or any applicable Affiliate of Wolf by the Partnership or to the Partnership by Wolf or any applicable Affiliate of Wolf pursuant to the Operations Settlement shall be incorporated into the Closing Statements but to the extent that any of the foregoing information is unavailable or is found to be inaccurate, the same shall be handled as a post-closing adjustment, the obligations of which shall survive the Closing.

(c) Taxes and Rents. At Closing, all general real estate and personal property taxes for the year of the Closing and special taxes and assessments shall be prorated as of the Closing Date (with the applicable SPE Owner to pay taxes attributed to the Closing Date and all periods thereafter) using the latest available tax rates and assessments and taking advantage of any discounts or rebates available for early payment and/or payment before delinquency. If the proration is based upon the previous tax year’s bills, the parties shall make an appropriate adjustment upon receipt of the current tax year’s bills, if necessary. Wolf shall pay general real estate and personal property taxes for all years prior to the year of the Closing and all installments of special taxes or assessments then due and payable as of the Closing Date. All taxes or assessments which become due and payable on or after the Closing Date shall be paid by the applicable SPE Owner. The provisions of this Section 11(c) shall survive the Closing.

(d) Utilities. Prior to the Closing, Wolf shall notify all utility companies servicing their respective portions of the Property of the anticipated change in ownership of the Property and request that all billings after the Closing Date be made to the applicable SPE Owner. Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date, with charges to that time paid by Wolf and charges thereafter paid by the applicable SPE Owner. Prepaid utility charges shall be adjusted on the Closing Statement and paid for at Closing. Charges for utilities which are unmetered, or the meters for which have not been read on the Closing Date, will be prorated between Wolf and the Partnership as of the Closing Date based upon utility billings received after Closing. Wolf or the Partnership, as appropriate, shall, upon receipt, submit a copy of the utility billings for any such charges to the other party and such party shall pay its pro rata share of such charges to the party requesting payment within seven (7) days from the date of any such request. This obligation shall survive Closing. The Partnership shall be responsible for paying, before the Closing, all deposits required by utility companies, if any, in order to continue service at the Property for periods after the Closing Date and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Property for all periods after Closing. Following Closing, all utility deposits made by Wolf or any applicable Affiliate of Wolf shall be refunded directly to Wolf or such applicable Affiliate of Wolf by the utility company holding same, or, if received by the Partnership or CNL, turned over to Wolf. This obligation shall survive Closing.

(e) Assigned Operating Agreements. All income and expenses with respect to the assigned Operating Agreements will be prorated as of the Closing Date (with income and expenses for the Closing Date and thereafter to be allocated to the Partnership). There shall be added to the amount due to the Wolf Partner(s) at Closing, on the Closing Statement, the amount of any amounts paid by Wolf or the Wolf Partner(s) under any Operating Agreements attributable to periods including and after the Closing Date, and there shall be deducted from the amount due Wolf or the Wolf Partner(s) at Closing, on the Closing Statement, any such amounts paid to and collected by Wolf or the Wolf Partner(s) under any Operating Agreements attributable to periods including and after the Closing Date.

(f) Room Revenues; Reservations; Tray Ledger; Accounts Receivable and House Funds.

(1) Room Revenues for the night prior to the Closing Date (e.g., if the Closing Date is September 30, 2005, Room Revenues for the period of time commencing on the evening of September 29, 2005 and ending on the morning of September 30, 2005) shall be divided equally between Wolf and the Partnership pursuant to the Operations Settlement. Other Revenues for the night prior to the Closing Date shall belong solely to Wolf. Room Revenues prior to the night prior to the Closing Date shall belong solely to Wolf.

(2) The Partnership shall cause the SPE Owners to honor, for their account, the terms and rates of all pre-closing reservations confirmed by Wolf for dates after the Closing Date. CNL authorizes Wolf to continue to accept reservations for periods after the Closing in the ordinary course of Wolf’s business. The Partnership shall cause the SPE Owners to honor all such reservations in accordance with their terms. Any pre-closing deposits made to Wolf with respect to confirmed reservations for dates after the Closing Date will be credited to the Partnership at the Operations Settlement. Any post-closing deposits received by Wolf with respect to confirmed reservations for dates after the Closing Date will be forwarded to the Partnership upon receipt.

The Partnership shall cause the SPE Owners to honor, for their account, all of Wolf’s room allocation agreements and banquet facility and service agreements entered into in the ordinary course of business which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements.

The provisions of this Section 11(f)(2) shall survive the Closing.

(3) The Partnership, applicable SPE Owner or applicable Tenant shall purchase the Tray Ledgers from the Wolf Partner(s) pursuant to the Operations Settlement, with deduction for the portion of the Tray Ledger consisting of one-half of the Room Revenues for the night prior to the Closing Date.

(4) The Partnership, applicable SPE Owner or applicable Tenant shall purchase the House Funds, exclusive of any non-cash items, from the Wolf Partner(s) pursuant to the Operations Settlement.

(g) Accounts Payable and Expenses. All accounts payable and expenses related to operations of the Property which have accrued before the Closing Date shall be paid by Wolf or the Wolf Partner(s). All accounts payable and expenses accruing after the Closing will be the Partnership’s, the applicable SPE Owner’s or the applicable Tenant’s responsibility.

(h) Employees. If applicable, Wolf will comply with the notice requirements under the WARN Act, COBRA, or any similar federal, state or local legislation with respect to any employees terminated prior to the Closing in connection with this transaction. It is expressly understood and agreed that Partnership is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee at the Property attributable to any time period up to, upon and, with respect to any payment pursuant to the WARN Act, after the Closing.

(i) Reconciliation and Final Payment. The terms and provisions of this Article 11 shall survive Closing for a period of one (1) year.

(j) Transaction Costs. All transaction costs incurred as a result of this transaction, including the following closing costs, shall be borne by each party in equal proportion to their interest in the Partnership as of Closing: (A) the fees and expenses incurred by CNL in connection with the inspections of the Property (B) the fees and expenses of each parties’ accountants and consultants; (C) the fees and expenses for the Surveys; and (D) the fees and expenses for the Escrow Agent; (D) the fees and expenses related to the preparation and issuance of the Title Policies; (E) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Property; (F) any fees or expenses payable for the assignment, transfer or conveyance of any Operating Agreements and Intangible Property.

12. Default; Remedies. If either party hereto breaches any of its representations, warranties, covenants and/or agreements made herein (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) may deliver written notice specifying the nature of such breach and, unless the party receiving such notice cures the specified breach within twenty (20) days following delivery thereof, such party shall be in default (“Default”) hereunder; provided, however, that no such opportunity to cure is applicable if the breach results from a party’s failure to proffer Closing. The Defaulting Party shall indemnify, save, insure, pay, defend and hold harmless the Non-Defaulting Party from and against any and all costs, losses, liabilities, obligations and other expenses, including legal fees for negotiation, trial and all appellate levels, which such Non-Defaulting Party has suffered or may suffer arising out of the Default by the Defaulting Party. A Non-Defaulting Party may pursue any remedies available at law or in equity arising from the Defaulting Party’s Default hereunder including, without limitation, specific performance; provided, however, that no party may recover consequential damages with respect to any breach of the terms of this Agreement; provided further, however, that the Defaulting Party shall not be liable hereunder for any Default or Defaults by such Defaulting Party hereunder until the aggregate amount of damages suffered by the Non-Defaulting Party as a result thereof exceed the sum of Fifty Thousand and No/100 Dollars ($50,000.00) and the Defaulting Party shall in no event have liability hereunder for any Default or Defaults in excess of Ten Million and No/100 Dollars ($10,000,000.00) in the aggregate; and provided further, however, that the Defaulting Party shall not be liable hereunder for any Default or Defaults by such Defaulting Party hereunder resulting from any breach of any representation or warranty of which the Non-Defaulting Party had Knowledge prior to Closing. Notwithstanding anything to the contrary contained herein, the provisions of this Article 12 shall survive the termination of this Agreement or the Closing, as may be applicable, for a period of twelve (12) months and any claim for a Default hereunder must be made during such twelve (12) month period by a written notice from the Non-Defaulting Party to the Defaulting Party.

13. Hotel Improvement.

(a) Dells Attraction Addition. Wolf Dells is in the process of constructing an addition to the Dells Hotel comprising approximately thirty-five thousand (35,000) square feet of additional space for the indoor water-park component of the Dells Hotel (the “Dells Attraction Addition”). The Contribution Value of the Dells Hotel and the Personal Property and Intangible Property associated therewith has been calculated based on the value of the Dells Hotel upon completion of the Dells Attraction Addition. Wolf hereby agrees that a portion of the Purchase Price equal to Seventeen Million Five Hundred Eighty Thousand and No/100 Dollars ($17,580,000.00)(the “Construction Funds”) shall be delivered into escrow pursuant to the terms of the Development Agreement. Wolf also hereby agrees to complete the construction of the Dells Attraction Addition in accordance with the terms and provisions of the Development Agreement. The Construction Funds shall be released from escrow pursuant to the terms of the Development Agreement. Wolf hereby agrees to indemnify, save, pay, insure, defend, indemnify and hold CNL and the Partnership harmless from and against any and all loss, cost expense or damages arising out of claims relating to the construction of the Dells Attraction Addition accruing prior to Closing, including, without limitation, any claims arising out of violations of any Dells Construction Documents accruing prior to the Closing Date. This subparagraph (a) shall survive Closing.

(b) Condominium Development. An Affiliate of Wolf Dells has developed, marketed and sold to unit purchasers a seventy-seven (77) unit condominium project which is attached and adjacent to the Dells Hotel and commonly known as the Great Wolf Lodge Condominium. All residential units in the Great Wolf Lodge Condominium have been sold to third party purchasers. The Great Wolf Lodge Condominium units were developed and marketed as hotel condominium units, all of the units in the Great Wolf Lodge Condominium have been sold pursuant to the marketing plan and Wolf Dells currently acts as the rental manger for some or all of these condominium units pursuant to the Rental Management Agreements. Wolf also manages the common elements of the Great Wolf Lodge Condominium pursuant to the Great Wolf Lodge Condominium Management Agreement. Wolf agrees and acknowledges that the Great Wolf Lodge Condominium Management Agreement is being assigned pursuant to the Assignment and Assumption of Great Wolf Lodge Condominium Management Agreement. Wolf agrees and acknowledges that the Condominium Documents are being assigned pursuant to the Assignment of Condominium Documents, and that upon such assignment of the Condominium Documents the applicable SPE Owner shall succeed to the rights and obligations of Wolf Dells accruing after the Closing Date as the Declarant and Developer thereunder. Wolf hereby agrees to indemnify, save, pay, insure, defend, indemnify and hold CNL, the Partnership and the applicable SPE Owner harmless from and against any and all loss, cost expense or damages arising out of claims relating to the development, marketing, sales or management of said condominium units, including without limitation, any claims arising out of any express or implied warranties relating to the construction of the condominium units and out of any violations of any securities laws and any claims in connection with the Rental Management Agreements accruing prior to, as of or after the Closing Date and any claims in connection with the Condominium Documents, the Rental Management Agreements and the management agreement pursuant to which Wolf manages the common elements of the Great Wolf Lodge Condominium accruing prior to the Closing Date. This subparagraph (b) shall survive Closing.

(c) Sandusky Repairs. Wolf shall, within on hundred eighty (180) days of Closing, complete certain repairs to the roof of the Sandusky Hotel and upgrade the ventilation system at the Sandusky Hotel to the reasonable satisfaction of the Partnership. Wolf hereby agrees that a portion of the Purchase Price equal to One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) shall be delivered into escrow at Closing and shall paid by the Partnership to Wolf at such times (and in such amounts) as Wolf presents the Partnership with invoices for work performed in connection with such repairs. Wolf acknowledges and agrees that Wolf shall be responsible for the total cost of all such repairs notwithstanding the amounts escrowed hereunder in connection therewith. Wolf hereby agrees to indemnify, save, pay, insure, defend, indemnify and hold CNL and the Partnership harmless from and against any and all loss, cost expense, liability or damages arising out of claims relating to the repairs and improvements contemplated by this subparagraph (c). This subparagraph (c) shall survive Closing.

14. Liquor Licenses. Prior to Closing, Wolf shall cause the managers under the Management Agreements (the “Managers”) to obtain and hold on behalf of the Tenants all liquor licenses and alcoholic beverage licenses necessary to operate any restaurants, bars and lounges presently located at the Contributed Hotels (collectively, the “Liquor Licenses”). The Management Agreements shall provide that Managers shall, at the election of Tenants, assign or transfer the Liquor Licenses to Tenants. Wolf and CNL hereby agrees that they shall cooperate with the Managers’ filing of such forms, applications and other documents and the Managers’ obtaining the necessary Liquor Licenses shall take effect simultaneously with or upon completion of Closing. If Managers are not permitted to execute and file such forms, applications, and other documents with the appropriate liquor and alcoholic beverage authorities prior to Closing, Wolf agrees that it will, or will cause the submission of all forms, applications and other documents required to effect such acquisition of such Liquor Licenses at the earliest date reasonably practicable, consistent with the laws of the states in which the Contributed Hotels are located, in order that all Liquor Licenses may be acquired by Managers at the earliest reasonably practicable time after Closing. If the Liquor Licenses cannot be obtained by the Managers until after Closing, then Wolf and CNL covenant and agree that they shall mutually cooperate with the Partnership in keeping open the bars and lounges and liquor facilities of the Contributed Hotels between Closing and the time when such Liquor Licenses are obtained by the Managers, including, without limitation, through the execution of the Interim Beverage Facilities Management Agreements.

15. Condemnation/Casualty. If, before the Closing, Wolf receives notice that either of the Contributed Hotels are to be wholly or partially condemned, or if either of the Contributed Hotels is wholly or partially destroyed by fire or other casualty, or if so much of either of the Contributed Hotels is damaged by fire or other casualty, then, in any such event, Wolf shall notify CNL in writing of any such event (which notice will, to the extent then known, contain the amount of compensation offered for such condemnation or the amount of insurance proceeds offered to be paid on account of such casualty, as the case may be) and CNL shall have the right to (i) terminate this Agreement in its entirety by delivering notice of termination in writing to Wolf on or prior to the Closing Date and upon giving such notice of termination the parties hereto shall be released and discharged from any further obligation to each other hereunder except for those which expressly survive the termination of this Agreement; (ii) terminate this Agreement with respect to the Contributed Hotel which is the subject of the casualty or condemnation event by delivering notice of termination in writing to Wolf on or prior to the Closing Date and upon giving such notice of termination the parties hereto shall be released and discharged from any further obligation to each other hereunder with respect to such Contributed Hotel except for those which expressly survive the termination of this Agreement; or (iii) consummate the transactions contemplated herein on the Closing Date, and the Partnership shall be entitled to all proceeds of fire or other casualty insurance or condemnation (other than proceeds relating to business interruption or loss for periods prior to the Closing Date), CNL shall receive a credit to the Purchase Price for any deductibles with respect to any insurance proceeds in an amount equal to the product of such deductible multiplied by CNL’s percentage interest in the Partnership as of the Closing Date; provided, however, with respect to any casualty occurring after the Initial Anticipated Closing Date, CNL shall not have the right to terminate this Agreement set forth in clause (i) or (ii) of this sentence unless the cost of the restoration as reasonably estimated by CNL exceeds $500,000. Wolf shall have no responsibility for the restoration and repair of the Property.

16. Assignability. Neither Wolf nor CNL shall assign any of its rights and/or obligations under this Agreement except as specifically provided for herein. Notwithstanding the foregoing: (a) Wolf shall have the right to designate any Wolf Affiliate to act as the Wolf-controlled limited partner of the Partnership in lieu of Wolf, and (b) CNL shall have the right to designate any CNL Affiliates to act as the CNL-controlled general partner and the CNL-controlled limited partner of the Partnership in lieu of CNL.

17. Brokers. The parties each represent and warrant to the other that there are no real estate brokers, salespersons or finders involved in this transaction. If a claim for brokerage in connection with the transaction is made by any broker, salesperson or finder claiming to have dealt through or on behalf of one of the parties hereto (“Indemnitor”), Indemnitor shall indemnify, save, defend, pay and hold harmless the other party hereunder (“Indemnitee”), and Indemnitee’s officers, directors, agents and representatives, from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney’s fees and court costs at trial and all appellate levels) with respect to said claim for brokerage. The provisions of this paragraph shall survive the Closing or any cancellation or termination of this Agreement.

18. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective heirs and permitted successors, and assigns, each of whom shall be entitled to enforce performance and observance of this Agreement, to the same extent as if such heirs, successors, and assigns, were parties, hereto.

(b) Liability of Interest-Holders in CNL and its Affiliates. Wolf agrees and acknowledges that none of the members, partners, shareholders or other holders of beneficial interests of or in CNL or any of CNL’s Affiliates shall be personally liable for any obligation or responsibility of CNL or any of its Affiliates hereunder solely by virtue of being a member, partner, shareholder or holder of any beneficial interest of or in CNL or any of its Affiliates. CNL agrees and acknowledges that none of the members, partners, shareholders or other holders of beneficial interests of or in Wolf or any of Wolf’s Affiliates shall be personally liable for any obligation or responsibility of Wolf or any of its Affiliates hereunder solely by virtue of being a member, partner, shareholder or holder of any beneficial interest of or in Wolf or any of its Affiliates

(c) Prior Agreements. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject of this Agreement and cancels all prior memorandums, discussions and agreements with respect to such subject matter, and no alteration, modification, amendment or interpretation of this Agreement shall be binding unless it is in writing and signed by the party against whom enforcement is sought.

(d) Exclusivity. Wolf and CNL agree that until termination of this Agreement, they shall work exclusively with each other with respect to the Business Purposes and they shall not negotiate or offer to negotiate with any person or entity other than each other in connection with such Business Purposes or the Contributed Hotels.

(e) Time is of the Essence. Time is of the essence in the performance of this Agreement by each party.

(f) Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from the Agreement without affecting the validity of any other provision hereof if the essential provisions of this Agreement for each party remain valid, binding and enforceable.

(g) Exhibits. All exhibits referenced in this Agreement are hereby incorporated herein and made a part hereof.

(h) Further Assurances. Each of the parties hereto covenants and agrees to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be reasonably necessary to carry out and effectuate the intent and purposes of this Agreement.

(i) Choice of Law; Venue. This Agreement and all matters arising from or relating to this Agreement shall be governed by the laws of the state of Delaware without regard to its conflicts of laws principles. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof, and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto. Except as set forth above, the parties hereto agree to submit to the jurisdiction of Ohio in connection with any claims or controversy arising out of this Agreement and that venue for such actions shall be in Cuyahoga County, Ohio.

(j) Notice. All notices required or permitted by this Agreement shall be in writing and shall be hand delivered or sent by a nationally recognized overnight courier (such as FedEx) or by facsimile transmission, addressed as follows:

If to Wolf:	Great Wolf Resorts, Inc.
122 W. Washington Avenue
Madison, WI 53703
	Attention:	Mr. Hernan Martinez
President, Development Division
Fax: 608/661-4701

With a copy at the same time to:

Great Wolf Resorts, Inc.
122 W. Washington Avenue
Madison, WI 53703
	Attention:	Michael Schroeder, Esq.
Fax: 608/661-4701

and

Heller Ehrman LLP
7 Times Square
New York, New York 10036
	Attention:	Bruce D. Saber, Esq.
Fax: 212/763-7600

If to CNL:	CNL Income Partners, LP
CNL Center at City Commons,
450 South Orange Avenue
Orlando, Florida 32801-3336
	Attention:	Ms. Tammie Quinlan,
Chief Financial Officer
Fax: 407/540-2544

With a copy at the same time to:

CNL Income Properties, Inc.
CNL Center at City Commons,
450 South Orange Avenue
Orlando, Florida 32801-3336
	Attention:	Ms. Amy Sinelli, Esq.,
Corporate Counsel
Fax: 407/540-2544

With a copy at the same time to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801
	Attention:	William T. Dymond, Esq.
Fax: 407/843-4444

or to such other address as shall, from time to time, be supplied in writing by such party. Any such notice shall be deemed given upon the earlier of receipt by the addressees if hand delivered (or attempted delivery is refused by the intended recipient thereof), on the next business day after deposit with a recognized overnight courier, or if sent by facsimile transmission on the day given provided that the party making such delivery receives an electronic confirmation setting forth the proper phone number receiving such facsimile transmission and that the entire transmission has been properly received by the addressee without communication error.

(k) Attorney’s Fees. In connection with any disputes or actions arising out of the transaction contemplated by this Agreement, or the breach, enforcement or interpretation of this Agreement, the substantially prevailing party shall be entitled to recover, from the party not substantially prevailing, all reasonable costs and attorney, paralegal and expert fees incurred by the substantially prevailing party before trial, at trial, at retrial, on appeal, at all hearings and rehearings, and in all administrative, bankruptcy and reorganization proceedings.

(l) Effect of Delay and Waivers. No delay or omission to exercise any right or power accruing prior to or upon any breach, omission, or failure of performance hereunder shall impair any such right or power, or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient. In the event of any breach of any provision contained in this Agreement, thereafter waived by another party, such waiver shall be limited to the particular waiving party and to the particular breach in question and no other. No waiver or release of any term or provision of this Agreement shall be established by conduct, custom, or course of dealing, but solely by a document in writing duly authorized and executed by the waiving or releasing party.

(m) Construction of Agreement. The titles and headings herein are for reference purposes only, and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. Whenever the context may require in construing this Agreement, the singular shall be held to include the plural, the plural shall be held to include the singular, the use of any gender shall be held to include every other and all genders, and captions and paragraph headings shall be disregarded.

(n) Confidentiality. The parties hereto acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in the due diligence materials delivered to or produced by CNL or any other documents, materials, data or other information with respect to the Property which is not generally known to the public (the “Confidential Information”) shall in all respects remain confidential and shall not be disclosed by CNL except as provided herein. CNL may disclose Confidential Information to officers, directors, employees, attorneys, accountants, consultants, lenders, financial advisors, partners and investors (collectively, “Representatives”), who in the reasonable business judgment of such party, need to know the Confidential Information for the purpose of evaluating the transaction contemplated by this Agreement. CNL will inform its Representatives of its confidentiality obligations under this Agreement, and such Representatives shall agree to be bound by the terms and conditions of this Agreement, before CNL may disclose any Confidential Information to its Representatives. The disclosure of any Confidential Information by any Representative in breach of this Agreement will constitute a breach of this Agreement by CNL, for which CNL will be liable. If CNL or any of its Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any applicable law or regulation to disclose any Confidential

Information, CNL will give (to the extent not prohibited by law) Wolf prompt written notice of the requirement and will cooperate with Wolf so that Wolf, at its expense, may seek an appropriate protective order. In the absence of a protective order, CNL and its Representatives may disclose only such Confidential Information as may in CNL’s reasonable opinion, be necessary to avoid any penalty, sanction, or other material adverse consequence, and CNL will use commercially reasonable efforts to secure confidential treatment of any Confidential Information so disclosed.

(o) WAIVER OF TRIAL BY JURY. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

(p) Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective legal representatives, permitted successors and assigns, and Affiliates to be formed in connection with the Business Purposes, any rights or remedies under or by reason of this Agreement.

(q) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same agreement. All executed facsimile copies of this Agreement shall have the same force and effect as an executed original.

(r) The parties to this Agreement agree to use commercially reasonable, good-faith efforts to effectuate the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date set forth below.

CNL INCOME PARTNERS, LP,
a Delaware limited partnership

By:	CNL INCOME GP CORP.,
a Delaware corporation,
its sole General Partner

By:	/s/ Tammie A. Quinlan
Name:	Tammie A. Quinlan
Title:	Executive Vice President

Date:	October 3, 2005

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC,
a Delaware limited liability company

By:	/s/ Hernan R. Matinez
Hernan R. Martinez, Vice President

Date:	October 3, 2005

GREAT BEAR LODGE OF SANDUSKY, LLC,
a Delaware limited liability company

By:	/s/ Hernan R. Matinez
Hernan R. Martinez, Vice President

Date:	October 3, 2005

GREAT WOLF RESORTS, INC.,
a Delaware corporation

By:	/s/ Hernan R. Matinez
Hernan R. Martinez, Executive Vice President

Date:	October 3, 2005

EXHIBIT “A-1”

Legal Description of Dells Land

PARCEL A:

A parcel of land being Lot Three (3), part of Lot Two (2), part of Lot Four (4), Certified Survey Map No. 3598, recorded in Volume 18 of Certified Survey Maps, on Page 3598, as Document No. 650408, and part of the Northwest Quarter of the Southeast Quarter (NW 1/4 SE 1/4) and the Northeast Quarter of the Southeast Quarter (NE 1/4 SE 1/4) of Section Twenty-Eight (28), Township Thirteen (13) North, Range Six (6) East, in the Village of Lake Delton, Sauk County, Wisconsin, bounded by the following described line:

Beginning at the Northeast corner of said Lot 3; thence South 5°48’51” West along the East line of said Lot 3, 325.97 feet; thence Southwesterly along said East line on a curve to the right, radius 724.00 feet, whose chord bears South 16°22’56.5” West, 265.57 feet; thence Southwesterly along the South line of said Lot 3 on a curve to the right, radius 324.00 feet; whose chord bears South 51°32’33” West, 269.67 feet; thence Westerly along said South line on a curve to the right, radius 724.00 feet, whose chord bears South 86°52’38.5” West, 269.91 feet; thence North 84°07’08” West along said South line of said Lots 3 and 4, 674.46 feet; thence North 82°23’12” West along the South line of said Lot 4, 38.32 feet; thence North, 685.99 feet; thence North 89°56’30” East, 512.18 feet to the Northwest corner of said Lot 3; thence North 89°56’30” East along the North line of said Lot 3, 465.35 feet (recorded as 465.50 feet) to the Southeast corner of said Lot 2; thence North 0°02’30” East along the West line of said Lot 2, 133.30 feet; thence North 89°56’30” East, 333.44 feet to the East line of said Lot 2; thence South 5°48’51” West along said East line, 134.00 feet to the point of beginning.

TOGETHER WITH CERTAIN REAL PROPERTY RIGHTS IN OTHER LAND ESTABLISHED BY THE FOLLOWING: all rights, benefits and easements created by and pursuant to the Easement Agreement dated November 8, 1999, between Tall Pines Realty, LLC, Great Bear Lodge of Wisconsin Dells, LLC and by Tall Pines Development of Wisconsin Dells, LLC, filed of record as Document No. 716584 in the Register’s Office of Sauk County, Wisconsin.

PARCEL B:

Commercial Unit, Great Wolf Lodge Condominium, in the Village of Lake Delton, Sauk County, Wisconsin, as created by that certain Declaration of Condominium recorded on June 14, 2005 as Document No. 874991 in the Register’s Office of Sauk County, Wisconsin.

EXHIBIT “A-2”

Legal Description of Sandusky Land

The land referred to in this Commitment, situated in the Township of Perkins, County of Erie, State of Ohio, is described as follows:

Parcel No. 1: Known as and being a parcel in Lot 7, Hallam Tract, Section 2, Perkins Township, Erie County, Ohio and being more particularly described as follows: Commencing at a found railroad spike marking the intersection of the original centerline of Hull Road, C.R. #8, with the northwesterly line of Lot 7, Hallam Tract, Section 2, Perkins Township, Erie County, Ohio; thence proceeding South 75 degrees 39 minutes 44 seconds East in the centerline of Hull Road, CR #8, a distance of 615.43 feet to a Found railroad spike set in the southeasterly line of a parcel owned by Perkins Township Board of Trustees as evidenced in Erie County Deed Records Volume 370 at page 571, and also being the point and place of beginning of the parcel herein described; thence proceeding South 50 degrees 53 minutes 16 seconds West in the southeasterly line of the previously mentioned parcel, passing through a found 1/2” rebar at 45.44 feet and a 1/2” rebar set at 786.99 feet, a total distance of 831.99 feet to a point in the centerline of State Route #250; thence proceeding South 39 degrees 5 minutes 00 seconds East in the centerline of State Route #250, a distance of 544.88 feet to a point in the northwesterly line of a parcel owned by Meijer, Inc., as evidenced in Book 159 at page 916, Erie County, Ohio Recorder’s Office, said line also being the southeasterly line of Lot 7; thence proceeding North 50 degrees 37 minutes 25 seconds East in the northwesterly line of the previously mentioned parcel, passing through a found 1/2” rebar at 45.00 feet and a found 1/2” rebar at 1186.72 feet, a total distance of 1232.00 feet to a found railroad spike set in the centerline of Hull Road, C.R. #8; thence proceeding North 75 degrees 39 minutes 44 seconds West in the centerline of Hull Road, C. R. #8 a distance of 671.20 feet to the point and place of beginning. Said parcel contains 12.8547 acres but is subject to all legal highways and easements of record. The above legal description was prepared by Allan W. Welrich, Professional Surveyor #7427, and is based on the assumption that the southeasterly line of Lot 7, Hallam Tract, Section 2, Perkins Township, Erie County, Ohio bears North 50 degrees 37 minutes 25 seconds East and is also based on a field survey done September, 1998.

Parcel No. 2: Situated in the Township of Perkins, County of Erie, State of Ohio and being part of the Original Lot 5, Hallam Tract, Section 2, and more particularly described as follows: Commencing at a P.K. spike found marking the intersection of the centerline of Sandusky-Norwalk Road, (U.S. 250) with the southeasterly line of said Lot 5; thence N 39° 5’ 00” W, 1434.95 feet along the centerline of U.S. 250 to a point on the northwesterly line of Lot 5; thence N 50° 37’ 25” E, 522.00 feet along said northwesterly line of lot 5 to a 5/8” rerod found with cap stamped “Ohio 6711”, said point being the principal point of beginning for the parcel described herein; 1) thence continuing N 50° 37’ 25” E along said northwesterly line of Lot 5 and the southeasterly line of lands conveyed to Linn W. Pelton by deed recorded in Volume 125, Page 619, 478.79 feet to a 5/8” rerod found with cap stamped “Ohio 6711”; 2) thence parallel with Hull Road S 75° 39’ 44” E along the southerly line of lands conveyed to Walter A. Davlin, Jr. by deed recorded in Volume 279, Page 529, 170.21 feet to a 5/8” rerod set with cap stamped “6711”; 3) thence S 50° 37’ 25” W, 579.52 feet to a 5/8” rerod found with cap stamped “Ohio 6711”; 4) thence N 39° 22’ 35” W along the northerly line of lands conveyed to Steak N’ Shake,

Inc., by deed recorded in RN 9901270, 137.18 feet to the principal point of beginning, enclosing an area of 1.6667 gross and net acres, more or less (72,601 sq. ft.), subject to all legal easements, use restrictions and public right of way now on record. Basis of Bearings: Bearings are based on the centerline of Sandusky-Norwalk Road (U.S. 250) per Deed Volume 159, Page 916 of Erie County Records.

TOGETHER WITH CERTAIN REAL PROPERTY RIGHTS IN OTHER LAND ESTABLISHED BY THE FOLLOWING: all rights, benefits and easements created by and pursuant to the Nonexclusive Driveway Access Easement Agreement dated September 28, 1999, by and between Meijer, Inc., and Black Bear Lodge, LLC filed for record on September 29, 1999 as Document RN 9914996, Erie County Ohio Recorder’s Office; and all rights, benefits and easements created by and pursuant to the Nonexclusive Storm Water Drainage and Detention Pond Easement Agreement dated September 28, 1999, by and between Meijer, Inc., and Black Bear Lodge, LLC filed for record on September 29, 1999 as Document RN 9914997, Erie County Ohio Recorder’s Office; and all rights, benefits and easements created by and pursuant to the Nonexclusive Sanitary Sewer Easement Agreement dated September 28, 1999, by and between Meijer, Inc., and Black Bear Lodge, LLC filed for record on September 29, 1999 as Document RN 9914998, Erie County Ohio Recorder’s Office.

EXHIBIT “B”

Form of Partnership Agreement

EXHIBIT “C”

Assignment and Assumption of Condominium Documents

TO BE AGREED UPON BY THE PARTIES PRIOR TO CLOSING USING GOOD

FAITH, DILIGENT EFFORTS.

EXHIBIT “D”

Assignment of Declaration of Easements and

Covenant to Share Costs for Great Wolf Lodge

TO BE AGREED UPON BY THE PARTIES PRIOR TO CLOSING USING GOOD

FAITH, DILIGENT EFFORTS.

EXHIBIT “E”

Assignment of Great Wolf Lodge Condominium Management Agreement

TO BE AGREED UPON BY THE PARTIES PRIOR TO CLOSING USING GOOD

FAITH, DILIGENT EFFORTS.

EXHIBIT “F”

Form of Assignment of Intangible Property

TO BE AGREED UPON BY THE PARTIES PRIOR TO CLOSING USING GOOD

FAITH, DILIGENT EFFORTS.

EXHIBIT “G”

Form of Assignment of Operating Agreements

TO BE AGREED UPON BY THE PARTIES PRIOR TO CLOSING USING GOOD

FAITH, DILIGENT EFFORTS.

EXHIBIT “H”

Form of Assignment of Rental Management Agreements

TO BE AGREED UPON BY THE PARTIES PRIOR TO CLOSING USING GOOD

FAITH, DILIGENT EFFORTS.

EXHIBIT “I”

Assignment of Partnership Interests – Joint Venture Entity

TO BE AGREED UPON BY THE PARTIES PRIOR TO CLOSING USING GOOD

FAITH, DILIGENT EFFORTS.

EXHIBIT “J”

Assignment of Partnership Interests – Tenants

TO BE AGREED UPON BY THE PARTIES PRIOR TO CLOSING USING GOOD

FAITH, DILIGENT EFFORTS.

EXHIBIT “K”

Form of Bill of Sale

TO BE AGREED UPON BY THE PARTIES PRIOR TO CLOSING USING GOOD

FAITH, DILIGENT EFFORTS.

EXHIBIT “L”

Form of Closing Certificate

TO BE AGREED UPON BY THE PARTIES PRIOR TO CLOSING USING GOOD

FAITH, DILIGENT EFFORTS.

EXHIBIT “M”

Form of Development Agreement

EXHIBIT “N”

Interim Beverage Facilities Management Agreement

TO BE AGREED UPON BY THE PARTIES PRIOR TO CLOSING USING GOOD

FAITH, DILIGENT EFFORTS.

EXHIBIT “O”

Intentionally Omitted

EXHIBIT “P”

Intentionally Omitted

EXHIBIT “Q”

Intentionally Omitted

EXHIBIT “R”

Schedule of Operating Agreements

EXHIBIT “S”

Exclusions from Personal Property

EXHIBIT “T”

Schedule of Rental Management Agreements

Condo Owners with Executed Rental Management Agreements

Acker, Brad (4426)

Acker, Nicole (1129)

Acker, Scott G. & Amy B. (3306)

Altpeter, Timothy L. & Teri L. (4437)

Arado, William N. & Mary Anne (2233)

Baek, Michael G. (4420)

Bender, Brenda & James/Acker, Don & Mary Jo (1145)

Benz, Fred & Patricia (3326)

Benz, Fred & Patricia (4413)

Bernecker, Bruno (3307)

Bernecker, David & Tamara (1113)

Bernecker, Richard (3331)

Blair Investment Corp (Scott Blair) (1137)

Blair Investment Corp (3337) Paul Edwin?

Block, Neil D. & Dorothy L. (2235)

BLT Properties, LLC (Vesper/Rademaker/Noeske) (2204)

Blue Moose Properties, LLC (Danhours) (4432)

Boland, Michael J. & Joanne K. (2215)

Bowerman, Mark & Nancy/Rosko, Rich (3343)

Braxton, Jeff & Cathy (2220)

Braxton, Robert E. & Carole D. (3332)

Brendan Wolf, LLC (Schaller) (2226)

Butler, Susan & Chris (2207)

Butler, Susan & Chris (4443)

Caswick, Scott & Kristi/McGover, Jason & Katie (1147)

Cerri, Christine & Donald/Scholler Carol & Jeffery (2219)

ChaChing, LLC et al (Borcherding) (2237)

Clancy, Andrew/Becker, John & Michelle/Birt, Joseph & Ann Clancy-Birt (3319)

Clancy, Kevin & Anne Marie (1101)

Coulter, Michael/Johnson, Kenneth/Ithal, Dennis/ Houie, Geraldine (2201)

Cristiano, Joe & Carrie/Volpentesta, Mike & Teresa (1102)

DeNoble, Jason (3301)

Downes, John B. & Mary J. (3327)

Duggal, Arpana (2238)

Edwards, Anthony (3340)

Fugate, Diana/Belanger, DeLonda (2236)

Gray, Kathleen & James (3316)

Haines, Kenneth & Mary E. (2225)

Hermsen, Pat & Patricia (2217)

Herron, The Dennis A. & Diane T. Rev. Dec. of Trust (1119)

IBR Properties, LLC (Rumore) (1120)

Khazen, Joseph/Wizorek, Roxanna (1107)

Kirb Investments, LLC (Kirby) (3308)

Kirk, William E. & Elizabeth M. Revocable Trust (1132)

Knutson, Brian & Caralynn (1114)

Lalor, Donne & Beth (2208)

Lenartz, Marc & Cathy/Weber, Chad & Kelley/James Lenartz (3304)

Leyden, Patrick & Erin/Thomas & Tracy Leyden/William & Diana Leyden (1131)

Limentato, Sam A. & Cynthia J. (1130)

Madrich Properties, LLC (Haupt) (3342)

McClure, Michael & Christine (1128)

McHugh, Joseph M. & Margaret R. (1138)

MJ Martin Family Investment LP (2234)

Pal Properties, LLC (Paulinski) (1127)

Parnell, Armar J. Jr. & Tera T. (4444)

Pass on the Riches, LLC (Dittrich) (2245)

Remer, Brian & Colleen (1148)

Ripley, Rodney (4425)

Rosko, Richard & Karen (2214)

Schlicht, Michael J. & Anneke (4407)

Schlicht, Michael J. & Anneke (4414)

Schlict, Michael J. & Anneke (4408)

Schmitz, Tim R. & Elizabeth J. (1108)

Schulz, Ed & Christine (1146)

Schwarz, John and/or Assigns (4401)

Schwarz, John and/or Assigns (4402)

Schwarz, John and/or Assigns (4419)

Schwarz, John and/or Assigns (4431)

Sesso, Ralph & Carol (2247)

Sliva, Kevin & Melissa (3329)

SMS Ventures, LLC (Steinbis) (3318)

Smuda, Wayne (2244)

T.S. Wolf, LLC (Hanson) (3313)

Walton, John R. (3344)

Witt, Ted & Cindy (2206)

Zell, Chuck & Linda (3320)

Zeman, Brad & Brian (4438)

EXHIBIT “U”

Condominium Project Land

SEE ATTACHED.

EXHIBIT “V”

Tall Pines Acknowledgment Enforcement Agreement

EXHIBIT “W”

Schedule of Unresolved Due Diligence Items

[LDDKR NOTE: THIS SCHEDULE IS PRELIMINARY AND SUBJECT TO REVIEW

AND REVISION BY CNL PRIOR TO EXECUTION.]

1. There shall be in place such alcoholic beverage licenses, or other arrangements acceptable to CNL in its reasonable discretion (including those contemplated by Section 14 hereof), at each of the Contributed Hotels as required by law to allow the continued sale of alcohol and otherwise allow the continued use of such alcoholic beverage facilities currently operated at the Contributed Hotels in the manner currently operated. Notwithstanding the foregoing, this condition shall not be satisfied in the event that CNL determines, in its reasonable opinion, that a permanent liquor license will not be available with respect to either of the Contributed Hotels within one hundred eighty (180) days after Closing.

2. Wolf shall have provided CNL with evidence satisfactory to CNL, applying standards acceptable to an institutional lender, that all parking requirements for the Dells Hotel have been satisfied in accordance with applicable zoning requirements.

3. Wolf shall have escrowed such amounts as CNL reasonably deems necessary to ensure payment of all sales and room taxes relating to the Contributed Hotels and relating to the period commencing on the date through which Wolf has provided evidence of payment of such taxes and ending on the Closing Date.

4. Wolf shall have provided CNL with evidence reasonably satisfactory to CNL that all matters set forth in the development agreement relating to the development of the Dells Attraction Addition entered into by or on behalf of Wolf or any of Wolf’s Affiliates and the applicable governmental entity have been addressed so as to evidence to CNL’s reasonable satisfaction that the development agreement has been or will be completed timely, including such further assurances and indemnities as CNL may reasonably require.

5. There shall be no material adverse change in the physical condition of the Property between the period from date of this Agreement to the Closing Date.

6. The parties hereto shall, through the use of good-faith, diligent efforts, have agreed upon the form of the Management Agreements, the License Agreements and other documents to be entered into as of Closing pursuant to this Agreement.

7. The parties hereto shall, through the use of good-faith, diligent efforts, have agreed upon the form of the organizational documents for all entities contemplated by, or required to be created to effectuate the transactions contemplated by, this Agreement.

8. The parties hereto shall, through the use of good-faith, diligent efforts, have agreed upon the form of the indemnity agreement pursuant to which Wolf shall indemnify, insure, pay, save, defend and hold CNL and the Partnership harmless from and against any loss, cost, damages or expenses incurred by CNL or the Partnership as a result of succeeding to Wolf’s rights as declarant under the Condominium Documents.

9. The parties hereto shall, through the use of good-faith, diligent efforts, have agreed upon the form of any and all affidavits required to be executed by any party hereto or Affiliate thereof in connection with the issuance of any title insurance endorsement reasonably requested by CNL.

10. Wolf shall have obtained in writing and delivered to CNL the consent to the Collateral Assignment of each of the parties that is a party to a contract to be assigned thereunder.

11. Wolf shall have obtained and delivered to CNL a current, valid water attraction permit from the applicable governmental authority for the Tornado amenity at the Dells Hotel.

12. Wolf shall have obtained and delivered to CNL a current, valid fire inspection report from the applicable governmental authority for the Dells Hotel that does not reveal or indicate material violations of applicable laws or deficiencies at the Dells Hotel, or shall have provided CNL evidence reasonably satisfactory to CNL that the lack of such report is not material and such further assurances and indemnities as CNL may reasonably require.

13. Wolf shall provide CNL with a copy of the agreement between Wolf and Onyx referenced on the Schedule of Operating Agreements, and CNL shall be satisfied that, in CNL’s reasonable opinion, such agreement does not have a material, adverse impact on that portion of the Property to which it relates.

14. Wolf shall provide CNL with a copy of the Spring Miller Software License agreement referenced on the Schedule of Operating Agreements, and CNL shall be satisfied that, in CNL’s reasonable opinion, such agreement does not have a material, adverse impact on that portion of the Property to which it relates and/or that all licensing fees that may relate to the Contributed Hotels contemplated thereby have been paid.

15. Wolf shall provide CNL with a copy of any replacement agreement of the agreement between Wolf and Eastwood Environmental referenced on the Schedule of Operating Agreements, and CNL shall be satisfied that, in CNL’s reasonable opinion, such agreement, or the failure of such an agreement to exist, does not have a material, adverse impact on that portion of the Property to which it relates.

16. CNL shall be satisfied in CNL’s reasonable opinion, that any material Operating Agreement relating to the Contributed Hotels but not set forth on the Schedule of Operating Agreements does not have a material, adverse impact on that portion of the Property to which it relates.

17. Wolf shall provide CNL with a copy of any replacement agreement of the agreement between Wolf and Badger Utility relating to vehicles located at the Dells Hotel and referenced on the Schedule of Operating Agreements, and CNL shall be satisfied that, in CNL’s reasonable opinion, such agreement, or the failure of such an agreement to exist, does not have a material, adverse impact on that portion of the Property to which it relates.

18. Wolf shall provide CNL with a statement of all bank accounts held by Wolf in connection with any reserve accounts held by or on behalf of Wolf and relating to the Great Wolf Lodge Condominium.

EXHIBIT “X”

Dells Construction Documents

1. Abbreviated Standard Form of Agreement between Owner and Architect (B151) dated as of May 25, 2005 between Great Wolf Resorts, Inc. and Architectural Design Consultants, Inc., as amended by Amendment to the Professional Services Agreement (G606) dated as of August 4, 2005 and by letter agreement dated as of August 9, 2005.

2. Standard form of Agreement between Owner and Contractor (A101) dated as of June 24, 2005 between Great Bear Lodge of Wisconsin Dells, LLC and Kraemer Brothers, LLC

3. Standard Form of Agreement between Owner and Design/Builder (A191) dated as of July 6, 2005 between Great Wolf Lodge of Wisconsin Dells, LLC and Neuman Pools, Inc.

4. Standard Form of Agreement between Owner and Design-Builder (A141) dated as of September 26, 2005 between The Great Lakes Companies, Inc. (to whose interest Great Lakes Services, LLC succeeded to by merger) and Weber Group Inc.

5. Great Wolf Lodge Childrens Activity Pool Interactive Wetscape Purchase Agreement dated as of May 27, 2005 between Great Bear Lodge of Wisconsin Dells, LLC and Funtraptions, Inc.

6. Commercial Insurance Policy issued by Travelers Property Casualty Company of America (issue date 8/16/05)

EXHIBIT “Y”

Tall Pines Agreement